Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of December 16, 2014

among

FOREST OIL CORPORATION,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

BARCLAYS BANK PLC

as Syndication Agent

and

CAPITAL ONE SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

NATIXIS, NEW YORK BRANCH

and

UBS SECURITIES LLC,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

BARCLAYS BANK PLC,

CAPITAL ONE SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

NATIXIS, NEW YORK BRANCH

and

UBS SECURITIES,

as Joint Lead Arrangers and Joint Book Runners

i

Annexes, Exhibits and Schedules

Annex I	List of Lenders and Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Reserve Report Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Mortgage
Exhibit K	Form of Guaranty and Pledge Agreement
Exhibit L	Form of Intercreditor Agreement
Exhibit M	Form of Partial Release
Exhibit N-1	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit N-2	Form of Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
Schedule 1.01(a)	Closing Date Guarantors
Schedule 1.01(b)	Excluded Equity Interests
Schedule 1.01(c)	Unrestricted Subsidiaries on Closing Date
Schedule 1.01(d)	Closing Date Swap Agreements
Schedule 7.04	Supplemental Information to Financial Statements
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12	Subsidiaries and Partnerships
Schedule 7.16	Gas Imbalances
Schedule 7.17	Marketing Contracts
Schedule 7.18	Swap Agreements
Schedule 8.18	Post-Closing Obligations
Schedule 9.02(a)	Closing Date Debt
Schedule 9.03(a)	Closing Date Liens
Schedule 9.05	Investments
Schedule 9.09	Affiliate Transactions
Schedule 9.11	Negative Pledge Agreements
Schedule 12.01	Certain Addresses for Notices

v

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 16, 2014, is among: Forest Oil Corporation, a New York corporation (the “Borrower”); each of the Lenders from time to time party hereto; Wells Fargo Bank, National Association (in its individual capacity, together with its successors in such capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as an Issuing Bank (as defined below), and each other Issuing Bank from time to time party hereto.

R E C I T A L S

A. On the date hereof, (i) using the initial extensions of credit hereunder, the Borrower will refinance the existing Third Amended and Restated Credit Agreement dated as of June 30, 2011, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties party thereto (as amended, such credit agreement, the “Existing Forest Credit Agreement” and such refinancing, the “Forest Credit Agreement Refinancing”) and (ii) by execution and delivery of this Agreement, the parties hereto will amend and restate in its entirety the existing Amended and Restated Credit Agreement dated as of April 28, 2009, among Sabine Oil & Gas LLC (“Sabine”) and Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties party thereto (as amended, supplemented or otherwise modified prior to the date hereof, such credit agreement, the “Existing Sabine Credit Agreement” and such amendment and restatement, the “Sabine Credit Agreement Refinancing” and, together with the Forest Credit Agreement Refinancing, the “Closing Date Refinancing”).

B. On the date hereof, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2014 as amended by Amendment No. 1 to the Amended and Restated Agreement and Plan of Merger dated as December 16, 2014 (together with all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Sabine, the Borrower and the other parties party thereto, (a) FR XI Onshore AIV, LLC (“AIV Holdings”), a Delaware limited liability company and an entity the majority of the equity interests of which are currently indirectly held by the Sponsor (as defined below), will contribute, among other things, all of the issued and outstanding stock in FR NFR Holdings, Inc. (“FR NFR”), a Delaware corporation and FR NFR PI, Inc., a Delaware corporation (“FR NFR PI” and, together with FR NFR, the “Contributed Corporations”) to Forest Oil Corporation, a New York corporation (“Forest”) and (b) Sabine Investor Holdings LLC (“New Sabine Holdings”), a Delaware limited liability company and any entity the majority of the equity interests of which are currently indirectly held by the Sponsor, will contribute, among other things, its limited liability company interests in Sabine Oil & Gas Holdings LLC (“Sabine Holdings”), the indirect parent of Sabine Oil & Gas LLC (“Sabine”), to Forest, in a transaction where the consideration will be equity, resulting in a majority of the equity interests of Forest being owned by AIV Holdings and New Sabine Holdings, and the remainder of the equity interests of Forest being owned by the public shareholders of Forest (such contribution and transaction, the “Contribution”).

C. On the date hereof, (a) the Contributed Corporations will merge with and into Forest, with Forest being the surviving entity and (b) Sabine Holdings and other affiliates of Sabine will merge with and into Forest, with Forest being the surviving entity and such surviving entity shall be the Borrower referenced herein (such merger described in clause (b), the “Merger”).

D. The Borrower has requested that the Lenders amend and restate the Existing Sabine Credit Agreement in its entirety, and the Lenders have indicated their willingness to amend and restate the Existing Sabine Credit Agreement in its entirety, on the terms and subject to the conditions hereof.

E. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning set forth in Section 12.02(g).

“Acquisition Swap” has the meaning set forth in Section 9.13(b).

“Additional Lender” has the meaning set forth in Section 2.10(a).

“Adjusted Aggregate Commitments” means, at any time, the Aggregate Commitments minus the aggregate amount of the Commitments of all Defaulting Lenders.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts.

“Agreement” means this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“AIV Holdings” has the meaning set forth in the recitals hereto.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its Prime Rate, (b) the Federal Funds Effective Rate plus  1⁄2 of one percent (1%) and (c) the Eurodollar Rate having an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), provided that the Eurodollar Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	<30%	≥30% and <60%	≥60% and <80%	≥80% and <90%	≥90%
ABR Loans	0.50%	0.75%	1.00%	1.25%	1.50%
Eurodollar Loans	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect. The initial Applicable Percentage of each Lender is set forth on Annex I.

“Approved Counterparty” means (a) any Lender, any Affiliate of a Lender or other Secured Swap Party or (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company and (c) any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, Barclays Bank PLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis, New York Branch and UBS Securities in their capacity as joint lead arrangers and joint book runners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Availability Period” means the period from the Closing Date to the earlier of (a) the Business Day immediately preceding the Maturity Date and (b) the termination of the Commitments in full.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal to:

(a) the amount of any capital contributions made in cash to, or any net cash proceeds of an equity issuance, received by, the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, in each case including proceeds from the issuance of Equity Interests of the Borrower, but excluding all proceeds from the issuance of Disqualified Capital Stock or constituting a Cure Amount or utilized pursuant to Section 9.04(a)(ii)(B);

minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Restricted Payments and Redemptions of Debt made by the Borrower pursuant to Section 9.04(c)(i)(A)(1) after the Closing Date, and prior to the Available Amount Reference Time; and

(ii) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 9.05(d)(iii)(B) and Section 9.05(k)(ii)(B) after the Closing Date, and prior to the Available Amount Reference Time in reliance of the Available Amount.

It is understood that (A) any Investment shall only be considered made under the foregoing Sections for purposes of this definition, if at the time it is made, it cannot be made without using the Available Amount (e.g., in Section 9.05(d), an Investment shall be considered to use availability under Section 9.05(d)(iii)(A) before Section 9.05(d)(iii)(B)) and (B) only the portion of the amount of the Investment made in reliance upon the Available Amount shall reduce the Available Amount).

“Available Amount Reference Time” has the meaning set forth in the definition of Available Amount.

“Bank Price Deck” means the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Borrowing Base Adjustment Provisions” means (a) Section 2.08(a), Section 2.08(b), Section 2.08(c), Section 2.08(d) and Paragraph 3 of Schedule 8.18 and (b) any other provisions hereunder which adjust the amount of the Borrowing Base.

“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures (excluding all LC Exposure that has been Cash Collateralized in accordance with Section 3.04(c)) at such time exceeds the Borrowing Base in effect at such time. The amount of the Borrowing Base Deficiency at such time is the amount by which the total Revolving Credit Exposures of all Lenders (excluding all LC Exposure that has been Cash Collateralized in accordance with Section 3.04(c)) at such time exceeds the Borrowing Base in effect at such time.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties (other than Holdings) (a) that constitute Proved Reserves, (b) that are included (i) in the Initial Reserve Reports or (ii) thereafter in the Reserve Reports most recently delivered pursuant to Section 8.11 and (c) for which Borrowing Base credit is, or is being, given.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property of a Loan Party or any Swap Agreement in respect of commodities, the value attributed to such asset in connection with the most recent determination of the Borrowing Base (which Borrowing Base was approved by all of the Lenders or the Required Lenders, as applicable, in accordance with Section 2.07), as such value is determined by the Administrative Agent and approved by the Required Lenders.

“Borrowing Request” means a request by the Borrower in substantially the form of Exhibit B for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Debt” has the meaning set forth in Section 9.02(g).

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means, with respect to any amount to be cash collateralized, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks (and/or the Lenders, other Secured Parties and other Person as the context requires) as collateral such (a) cash or deposit account balances in an amount equal to such amount required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (b) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to one hundred three percent (103%) of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (a) and (b) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of Cash Collateralize shall have a corresponding meaning.

“Cash Equivalents” means:

(a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(b) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any commercial bank office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital and surplus in excess of least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(d) securities or readily marketable direct obligations issued or fully guaranteed by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s of at least “A+” and “A-1”, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally-recognized rating service);

(e) repurchase obligations for underlying securities of the types described in clauses (a), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(f) money market and investment funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (h) of this definition;

(g) money market funds and similar funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; and

(h) obligations or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of two years or less from the date of acquisition.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with Cash Management Services.

“Cash Management Bank” means any Person that (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Cash Management Obligations” means all debt, liabilities and obligations owed by the Borrower, its Restricted Subsidiaries or any Loan Party in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house services, return items, interstate depository network services, electronic funds transfer services, lockbox services and stop payment services), (c) any other demand deposit or operating account relationships and (d) any other cash management services, including for collections and for operating, payroll and trust accounts of the Borrower, its Restricted Subsidiaries or any Loan Party.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a Fair Market Value in excess of the greater of (i) $25,000,000 or (ii) five percent (5%) of the then effective Borrowing Base.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means, any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date) other than any combination of the Permitted Holders or any “group” which includes any Permitted Holders shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Borrower’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such Person or “group” on a fully diluted basis of the voting interest in the Borrower’s Equity Interests.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued to the extent, but only to the extent, that a Lender is generally imposing applicable increased costs or costs on similarly situated borrowers in connection with capital adequacy and liquidity requirements similar to those described in Sections 5.01(a) and (b) under other syndicated credit facilities to which such borrowers and Lender are a party.

“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Closing Date Refinancing” has the meaning set forth in the recitals hereto.

“Co-Documentation Agents” means Barclays Bank PLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis, New York Branch and UBS Securities in their capacity as co-documentation agents hereunder .

“Co-Investors” means (a) the Sponsor and Sponsor Fund Affiliates, (b) the Management Group and (c) any other investors disclosed to the Arrangers on or prior to the Closing Date and each of their Affiliates but excluding, however, any operating portfolio companies of any of such investors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” has the meaning provided to such term in each of the Security Instruments and shall include any and all assets securing or intended to secure any or all of the Indebtedness by the terms of the Security Instruments; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Deed of Trust Property” and “Mortgaged Property” (or similar term) as defined therein.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Loans and to incur or acquire participations in Letters of Credit hereunder, as such obligation may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” means, for any date, the applicable rate per annum set forth under the heading “Commitment Fee Rate” in the Borrowing Base Utilization Grid contained in the definition of Applicable Margin. Each change in the Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the Compliance Certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Secured Debt” means, as of any date of determination, the sum of (a) the total Revolving Credit Exposures of all Lenders on such date plus (b) without duplication of any amounts included in clause (a), the aggregate principal amount of Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries on such date that is secured by a first priority Lien on any asset or Property of the Borrower or any Restricted Subsidiary.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis; provided that

(a) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, operating expenses directly attributable to the implementation of cost savings initiatives, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower or any of its Restricted Subsidiaries, any Investment, acquisition, disposition or Debt permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transactions), in each case, shall be excluded, provided, that with respect to each nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower specifying and quantifying such item and stating that such item is a nonrecurring item;

(b) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(c) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded;

(d) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of Debt (including obligations under Swap Agreements) shall be excluded;

(e) (i) the Net Income (loss) for such period of any Person that is not a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (i) above;

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(g) any non-cash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income shall be excluded;

(h) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(i) any non-cash expenses (including, without limitation, write-offs, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets (including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines)), any gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses shall be excluded;

(j) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries shall be excluded;

(k) (i) the Net Income for such period of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) by such Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person to the Borrower or a Restricted Subsidiary in excess of the amounts included in clause (i) above;

(l) any costs or expenses incurred during such period relating to environmental remediation, litigation or other disputes shall be excluded; and

(m) (i) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded, (ii) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period) and (iii) to the extent not already included in Consolidated Net Income, any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer or other permitted disposition of assets permitted.

“Consolidated Net Tangible Assets” means, as of any date of determination, (a) the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible asset categories (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Assets” mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since December 31, 2013.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Debt of the Borrower and its Restricted Subsidiaries on such date, in an amount that would be reflected on a balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date determined on a consolidated basis in accordance with GAAP, consisting of obligations under Capital Leases and Debt for borrowed money (including Debt obligations evidenced by bonds, debentures, promissory notes or similar instruments); provided that Consolidated Total Indebtedness shall not include Debt (a) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until three Business Days after such amount is drawn and (b) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Agreements do not constitute Consolidated Total Indebtedness except to the extent such obligations are due and payable and would be required to be reflected as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Continuing Directors” means the directors of the Borrower or a Subsidiary, as applicable, on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings, the Borrower or such Subsidiary, as applicable, is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings, the Borrower or such Subsidiary, as applicable.

“Contractual Requirement” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” has the meaning set forth in the recitals hereto.

“Contributed Corporations” has the meaning set forth in the recitals hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Amount” has the meaning set forth in Section 10.03.

“Cure Deadline” has the meaning set forth in Section 10.03.

“Cure Right” has the meaning set forth in Section 10.03.

“Current Production” means the lesser of (a) the average of the prior month’s production of each of crude oil and natural gas, calculated separately, of the Borrower and the Restricted Subsidiaries and (b) the forecasted production of each of crude oil and natural gas, calculated separately, for each month for the period ending no sooner than the latest month for which volumes are hedged under Swap Agreements.

“Customary Intercreditor Agreement” means, at the option of the Borrower, either (a) the Intercreditor Agreement, (b) an intercreditor agreement substantially in the form of the Intercreditor Agreement (with such modifications as may be necessary or appropriate in light of prevailing market conditions and reasonably acceptable to the Administrative Agent) or (c) a customary intercreditor agreement substantially in the form of Exhibit L or such other form acceptable to the Administrative Agent.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) the principal component of all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt is secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the least of (i) the amount of such Debt and (ii) the maximum stated amount of such guarantee or assurance against loss; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (i) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital Stock); (j) all Volumetric Production Payments and Dollar-Denominated Production Payments of such Person; and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP, provided that with respect to determining the amount of any debt, any application of Financial Accounting Standard No. 133 which would have the effect of increasing or decreasing the principal amount of any obligation for borrowed money shall be disregarded. The Debt of any Person shall exclude obligations under firm transportation contracts or ship/take or pay contracts and any deferred compensation amounts owed to the directors, officers or employees of such Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived or otherwise remedied, become an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deficiency Notice Date” has the meaning set forth in Section 3.04(c)(iii).

“Developed Producing Reserves” means oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.

“Disclosure Restrictions” has the meaning set forth in Section 8.07.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposition” has the meaning set forth in Section 9.08.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date as in effect at the time of issuance. Notwithstanding the preceding sentence, any Equity Interests will not constitute Disqualified Stock because (a) the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale, (b) with respect to any Equity Interests issued pursuant to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, the Borrower or its Subsidiaries may be required to repurchase it in order to satisfy applicable statutory or regulatory obligations or (c) with respect to any Equity Interests held by any future, present or former employee, director, manager or consultant of Holdings, the Borrower or any of its Subsidiaries, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement, Holdings, the Borrower or its Subsidiaries may be required to repurchase it. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends.

“Distressed Person” has the meaning set forth in the definition of Lender-Related Distress Event.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, losses or capital of the Borrower and its Restricted Subsidiaries for such period, including, state, franchise and similar taxes and foreign withholding taxes as well as penalties and interest related to taxes or arising from tax examinations, in each case, to the extent that such provision for taxes was deducted in calculating Consolidated Net Income; adjusted for the tax effect of all adjustments made to Consolidated Net Income;

(ii) Interest Expense of the Borrower and its Restricted Subsidiaries for such period (net of interest income of the Borrower and its Restricted Subsidiaries for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities;

(iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on the Borrower and its Restricted Subsidiaries for such period);

(iv) business optimization expenses and the amount of any restructuring charges, costs and reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment, facility closure, facility consolidations and contract termination costs, future lease commitments or excess pension, other post-employment benefits, curtailment or other excess charges) relating to acquisitions or otherwise, provided that with respect to such business optimization expenses and restructuring charges, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower specifying and quantifying such expenses or charges and stating that such expenses and charges are business optimization expenses and restructuring charges;

(v) any other non-cash charges;

(vi) equity earnings or losses in Unrestricted Subsidiaries, joint ventures or other minority investments;

(vii) other non-operating expenses;

(viii) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary that is a Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties;

(ix) costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 or required by the SEC or any securities exchange;

(x) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods or any other deductions, costs and expenses related to asset retirement and decommissioning costs;

(xi) extraordinary losses and unusual or non-recurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans;

(xii) the amount of any loss attributable to a new plant or facility or the development of any Oil and Gas Property, until the date that is 12 months after the date of completing construction or development of or acquiring such plant or facility or Oil and Gas Property, as the case may be and minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, non-cash items increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required).

“Engineering Reports” has the meaning set forth in Section 2.07(c)(i).

“Environmental Laws” means any and all applicable Governmental Requirements relating to the prevention of pollution, protection of the environment or of human health and safety (to the extent relating to exposure to Hazardous Materials), or the preservation or reclamation of natural resources including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended and the Hazardous Materials Transportation Act, as amended.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, the regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under section 4041 of ERISA or the treatment of a Plan amendment by the PBGC as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA by the Borrower, any Restricted Subsidiary or any ERISA Affiliate with respect to any Multiemployer Plan or (f) any other event or condition that might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the definition of Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in consultation with the Borrower; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) to the extent a comparable or successor rate is approved by the Administrative Agent and Borrower in connection herewith, the approved rate shall be applied in a manner consistent with market practice; (b) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Borrower and (c) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Event of Default” has the meaning set forth in Section 10.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not yet overdue or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that (i) are not overdue for a period of more than sixty (60) days and are unfiled or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(f) easements, restrictions, rights of way, servitudes, permits, conditions, covenants, exceptions, reservations and similar encumbrances in any Property of the Borrower or any Subsidiary, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, insurance premiums or reimbursement obligations under insurance policies, obligations for unemployment insurance and other social legislation, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default;

(i) (i) leases, licenses, consignment, bailment, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries or (B) secure any Indebtedness for borrowed money or (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(j) Liens (i) on cash or securities pledged to secure performance to the seller of any Property to be acquired in an Investment pursuant to Section 9.05 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any Property in a Disposition permitted under Section 9.08, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, completion and performance guarantees, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business and not securing Debt for borrowed money, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; and

(l) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business.

“Excluded Equity Interests” means:

(a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as evidenced in a writing signed by them, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Instruments shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;

(b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Indebtedness, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of sixty-five percent (65%) of the Voting Stock of such subsidiary;

(c) any Equity Interests to the extent the pledge thereof would be prohibited by any Governmental Authority;

(d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements or (ii) any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Indebtedness is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Governmental Requirements) in existence on the Closing Date or at the time such Person becomes a Subsidiary and not entered into in contemplation thereof, (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Indebtedness would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Governmental Authority);

(e) the Equity Interests of any Unrestricted Subsidiary;

(f) the Equity Interests of any Foreign Subsidiary of a Foreign Subsidiary; and

(g) any Equity Interests set forth on Schedule 1.01(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by a Responsible Officer of the Borrower and agreed to by the Administrative Agent;

provided that, notwithstanding the foregoing, no Equity Interests in any Restricted Subsidiary that owns Oil and Gas Properties for which Borrowing Base credit is, or is being, given, shall be an Excluded Equity Interest.

“Excluded Subsidiary” means:

(a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof;

(b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Governmental Requirement from guaranteeing or granting Liens to secure the Indebtedness at the time such Subsidiary becomes a Restricted Subsidiary, including in connection with any Permitted Acquisition, (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Indebtedness at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received);

(d) any Foreign Subsidiary that is a CFC or any Foreign Subsidiary thereof;

(e) any Domestic Subsidiary that is a FSHCO;

(f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as evidenced in a writing signed by them, the cost or other consequences of providing a guarantee of the Indebtedness shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(g) any captive insurance subsidiaries;

(h) any not-for-profit subsidiaries; and

(i) each Unrestricted Subsidiary;

provided that, in no event shall any Restricted Subsidiary that owns Oil and Gas Properties for which Borrowing Base credit is, or is being, given, be an Excluded Subsidiary.

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any Swap Agreement, if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Governmental Requirement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, each Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office (or in the case of a Lender, its applicable lending office) located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 5.06), any U.S. federal withholding Tax that is imposed pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to an assignment request by the Borrower under Section 5.06), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b), (c) any withholding Tax that is attributable to a Lender’s failure to comply with Section 5.03(e) and (d) U.S. federal withholding Taxes imposed under FATCA.

“Existing Forest Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Intercreditor Agreement” has the meaning set forth in the definition of Intercreditor Agreement.

“Existing Notes” means (a) Forest’s existing seven and a half percent (7.5%) Senior Notes due 2020, (b) Forest’s existing seven and a quarter percent (7.25%) Senior Notes due 2019 and (c) Sabine’s nine and three quarters percent (9.75%) Senior Notes due 2017.

“Existing Sabine Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Second Lien Facility” means the facility evidenced by the Second Lien Credit Agreement dated as of December 14, 2012 among Sabine Oil & Gas LLC, Bank of America N.A., as administrative agent, and the lenders and other parties party thereto from time to time and the associated Second Lien Documents.

“Existing Second Lien Incremental Amendment” means that certain Amendment No. 2 to the Existing Sabine Second Lien Facility among Sabine, certain lenders party thereto, certain guarantors party thereto and Bank of America, N.A., as administrative agent, pursuant to which Borrower will obtain (or have obtained), among other things, new Second Lien Obligations in an aggregate principal amount of $50,000,000.

“Facility” means this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Section of the Code (or any such amended or successor version thereof).

“FCPA” has the meaning set forth in Section 7.07(e).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Default” has the meaning set forth in Section 10.01(d).

“Financial Officer” means, for any Person, the chief financial officer, president, any vice president of such Person, principal accounting officer, comptroller, treasurer or assistant treasurer of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Performance Covenant” means the covenant of the Borrower set forth in Section 9.01(a).

“Financial Statements” means the consolidated financial statement or statements of the Borrower and its Restricted Subsidiaries referred to in Section 7.04(a).

“First Lien Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Secured Debt as of the last day of such Test Period to (b) EBITDA for such Test Period; provided that EBITDA shall be calculated in accordance with Section 9.01(b) for purposes of determining the First Lien Secured Leverage Ratio for each of the first three full fiscal quarters after the Closing Date.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Comptroller of the Currency, the Federal Reserve Board and other Governmental Authorities.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forest” has the meaning set forth in the recitals hereto.

“Forest Credit Agreement Refinancing” has the meaning set forth in the recitals hereto.

“Forest Reserve Report” has the meaning assigned such term in Section 6.01(j).

“FR NFR” has the meaning set forth in the recitals hereto.

“FR NFR PI” has the meaning set forth in the recitals hereto.

“FRC” has the meaning set forth in the definition of Sponsor.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests or indebtedness of one or more Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), subject to the terms and conditions set forth in Section 1.05; provided that the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement (it being understood, for avoidance of doubt, that no operating leases, or obligations in respect of operating leases, shall be treated as Capital Leases or Capital Lease Obligations, respectively, hereunder).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, rule regulation and any legally binding judgment, decree or injunction and any applicable legally binding permit, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls of any Governmental Authority.

“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower (other than any Excluded Subsidiary), which are listed on Schedule 1.01(a), (b) those Restricted Subsidiaries that enter into the Guaranty and Pledge Agreement after the Closing Date (i) pursuant to Section 8.13(b) or (ii) otherwise at the option of the Borrower, and (c) Holdings, to the extent it becomes a party to the Guaranty and Pledge Agreement after the Closing Date pursuant to Section 9.07(b), in each case, until any such Person is released from its obligations under the Guaranty and Pledge Agreement in accordance with its terms.

“Guaranty and Pledge Agreement” means that certain Second Amended and Restated Guaranty and Pledge Agreement executed by the Borrower and the Guarantors substantially in the form of Exhibit K.

“Hazardous Material” means any substance regulated pursuant to Environmental Law as to which liability would reasonably be expected to arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, natural gas, oil, oil and gas waste, crude oil, and any fractions thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Debt under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdings” means any Person that directly owns 100% of the issued and outstanding Equity Interests in the Borrower.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests relating to oil, gas or other hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Impacted Loans” has the meaning set forth in Section 3.03.

“Increasing Lender” has the meaning set forth in Section 2.10(a).

“Incremental Agreement” has the meaning set forth in Section 2.10(c).

“Incremental Increase” has the meaning set forth in Section 2.10(a).

“Indebtedness” means (a) any and all advances to, and debts, liabilities, covenants and obligations of, any Loan Party arising under any Loan Document whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by any Loan Party in any proceeding under any debtor relief laws naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all Secured Cash Management Obligations, (c) all Secured Swap Obligations and (d) all renewals, extensions and/or rearrangements of the above. Without limiting the generality of the foregoing, the Indebtedness of the Loan Parties under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnitees and other amounts to the extent required to be paid by any Loan Party under any Loan Document.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Reports” has the meaning set forth in Section 6.01(j).

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercreditor Agreement” means (a) the certain Intercreditor Agreement, dated as of December 14, 2012, by and among the Borrower, the Guarantors, the Administrative Agent and the administrative agent under the then existing second lien term facility (the “Existing Intercreditor Agreement”), subject to modifications (i) negotiated in good faith between the Borrower, the Administrative Agent, the administrative agent under the then existing second lien term facility or any other applicable agents or parties and (ii) to give effect to the terms of the Facility or (b) any other Customary Intercreditor Agreement contemplated by clauses (b) and (c) of the definition thereof.

“Interest Election Request” means a request by the Borrower substantially in the form of Exhibit C to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense and letter of credit fees and commissions of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest, (c) the portion of any payments or accruals under Capital Leases allocable to interest expense and (d) the amortization of all fees and charges (including fees and charges with respect to Swap Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense under GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date (a) one, two, three or six months thereafter, or (b) upon the consent of all Lenders, twelve months thereafter, in any case as selected by the Borrower in its Borrowing Request or Interest Election Request, as applicable; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Acquisition Redetermination” has the meaning set forth in Section 2.07.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, services or supplies sold by such Person in the ordinary course of business); (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be (i) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities by the Person holding such Investment. For the purpose of clarity, a Swap Agreement shall not be considered an Investment.

“Issuing Bank” means (a) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(j), (b) Barclays Bank PLC, in its capacity as an issuer of standby Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(j), and (c) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the other Loan Documents to an Issuing Bank shall be deemed to refer to such Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Banks hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “LC Issuance Limit” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.

“Junior Liens” means Liens on the Collateral (other than Liens securing the Indebtedness) that are subordinated to the Liens granted under the Loan Documents pursuant to the Intercreditor Agreement or another Customary Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Last B/B Hedge Reduction” has the meaning set forth in Section 8.15.

“LC Borrowing” means an LC Disbursement which has not been reimbursed or refinanced as a Borrowing.

“LC Commitment” means $100,000,000.

“LC Issuance Limit” means, with respect to (a) Wells Fargo, as Issuing Bank, $50,000,000 (or such other amount as may be agreed to in writing by Wells Fargo and the Borrower from time to time with prompt notice to the Administrative Agent), (b) Barclays Bank PLC, as Issuing Bank, $50,000,000 (or such other amount as may be agreed to in writing by Barclays Bank PLC and the Borrower from time to time with prompt notice to the Administrative Agent) or (c) any other Issuing Bank, such amount as may be agreed to by such Issuing Bank and the Borrower in writing from time to time with prompt notice to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate of all L/C Borrowings. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Default” means (a) the refusal (which may be given verbally or in writing and which has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure (unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied); (b) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless subject to a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under the Facility or under other agreements generally in which it commits to extend credit (unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied); (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its prospective funding obligations under the Facility or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly Controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means the Persons listed on Annex I on the Closing Date and any Person (including any Additional Lender) that becomes a lender hereto pursuant to the terms hereof or an Assignment and Assumption, but excluding any such Person that ceases to be a lender hereto pursuant to the terms hereof or an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all Letter of Credit Applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any applicable Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank appropriately completed and signed by a Responsible Officer of the Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank.

“Letter of Credit Expiration Date” has the meaning set forth in Section 2.09(c).

“LIBO Screen Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” means, as of any date of determination, the sum of (a) the unused Aggregate Commitments on such date plus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such date minus (c) the amount of any Borrowing Base Deficiency on such date.

“Liquidity Test” means, at any time of determination, with respect to any applicable Restricted Payment or Redemption, the Borrower and its Restricted Subsidiaries have Liquidity of not less than ten percent (10%) of the then effective Borrowing Base.

“Loan Documents” means this Agreement (as amended and from time to time), the Notes, the Letters of Credit, the Letter of Credit Agreements, the Fee Letter, the Security Instruments, the Intercreditor Agreement and any Customary Intercreditor Agreement, in each case as in effect.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, (a) at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Adjusted Aggregate Commitments and (b) at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of (i) the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit minus the principal amounts of Loans and participation interests in Letters of Credit of Defaulting Lenders (in each case, without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the unused Adjusted Aggregate Commitments.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower, any Restricted Subsidiary or Holdings, as the case may be, on or promptly after the Closing Date together with (a) any Continuing Directors and (b) executive officers and other management personnel who are or become holders of Equity Interests of the Borrower or any Restricted Subsidiary, as the case may be, hired at a time when the Continuing Directors constituted a majority of the directors of the Borrower or any Restricted Subsidiary, as the case may be.

“Material Acquisition” means any Permitted Acquisition made by the Borrower or its Restricted Subsidiaries of Property or series of related acquisitions of Property having a PV-9 in excess of the greater of (x) $100,000,000 and (y) ten percent (10%) of the effective Borrowing Base. It being understood that any Permitted Acquisition that involves consideration in excess of the then effective Borrowing Base shall be a “Material Acquisition”. It is further understood that for purposes of the foregoing the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by the Borrower of Oil and Gas Properties with Proved Reserves and such Proved Reserves shall be counted towards the consideration threshold of a Material Acquisition.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and any Guarantor, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (a) $25,000,000 or (b) five percent (5%) of the then effective Borrowing Base. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 8.01 were equal to or greater than five percent (5.0%) of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) during the applicable Test Period were equal to or greater than five percent (5.0%) of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) as of the last day of such fiscal quarter that equal, or exceed, ten percent (10.0%) of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries as of such date or (ii) revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) during such Test Period that equal or exceed ten percent (10.0%) of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case, determined in accordance with GAAP, then the Borrower shall, on the next date on which financial statements are required to be delivered pursuant to Section 8.01, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries in the Compliance Certificate required to be delivered in connection with such financial statements (or in a subsequent writing delivered to the Administrative Agent, which changes the designations set forth in such Compliance Certificate), so that the remaining non-Material Subsidiaries no longer satisfy such condition; provided further that, notwithstanding the foregoing, each Restricted Subsidiary that owns Oil and Gas Properties for which Borrowing Base credit is, or is being, given, shall be a Material Subsidiary.

“Maturity Date” means the earlier of (a) the date that is the fifth anniversary of the Closing Date and (b) the date that is ninety-one (91) days prior to the maturity date of the Existing Second Lien Credit Agreement, if it is in existence at such time.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement (including Section 2.10).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means a mortgage, deed of trust or similar security document entered into by any Loan Party and the Administrative Agent for the benefit of the Secured Parties in respect of Mortgaged Property owned by such Loan Party, that is substantially in the form of Exhibit J, subject to any modifications that may be required based on the State in which the Mortgaged Property is located or as may otherwise be agreed by the Borrower and the Administrative Agent (it is understood that each mortgage and deed of trust shall be governed by the law of the state in which the properties that are the subject of the applicable mortgage or deed of trust are located). The term “Mortgage” as a verb has a corresponding meaning.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments; provided that in no event does any “Building” (as defined in the applicable Flood Insurance Regulations) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulations) constitute Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“New Debt” has the meaning set forth in the definition of Permitted Refinancing Debt.

“New Forest” has the meaning set forth in the recitals hereto.

“New Sabine Holdings” has the meaning set forth in the recitals hereto.

“Non-Consenting Lender” has the meaning set forth in Section 5.06.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” has the meaning set forth in Section 7.07(d).

“OID” means original issue discount.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Swaps” has the meaning set forth in Section 9.13(a).

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Borrower dated as of May 11, 2007.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent’s or such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced in, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes or any other excise or Property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration, or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Payment in Full” means, the time at which (a) no Lender or Issuing Bank shall have (i) any Commitments, Loan or other amounts payable under the Loan Documents unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence) and (ii) any Letters of Credit outstanding that (A) have not been Cash Collateralized in a manner reasonably satisfactory or (B) have not had other arrangements made with respect to them that are reasonably satisfactory, in each case, to the applicable Issuing Bank, (b) for purposes of Section 12.16(a), all Secured Swap Agreements have been terminated or paid in full or the Borrower or any Restricted Subsidiary has Cash Collateralized or made other arrangements with respect to such Secured Swap Agreements that are mutually satisfactory to the applicable Secured Swap Party and the Borrower or Restricted Subsidiary (it is understood that the Administrative Agent shall be (i) permitted to rely on a certificate of a Responsible Officer of the Borrower to establish the foregoing and (ii) entitled to deem that the foregoing has occurred with respect to any Secured Swap Provider, if it does not respond to written request from the Administrative Agent or the Borrower to confirm that the foregoing has occurred within two (2) Business Days of such request) and (c) the Commitments and the LC Commitments have been terminated.

“Payment or Bankruptcy Event of Default” means an Event of Default under Sections 10.01(a), 10.01(b), 10.01(h), 10.01(i) or 10.01(j).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any acquisition, merger or similar transaction permitted as an Investment under Section 9.05.

“Permitted Extension Amendments” means an extension of the maturity date of any Loan and/or any Commitments by the Accepting Lenders and, in connection therewith, (a) any change in the Applicable Margin with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or the payment of additional fees (including rate floor, OID, upfront fees or other fees) to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property as agreed by the Borrower and the Accepting Lenders to the extent not prohibited by this Agreement, excluding Section 4.01), (b) the repayment in full on the maturity date of the non-extended Loans and other amounts owing to each of the Lenders who are not Accepting Lenders, (c) with respect to each prepayment of the Loans under Section 3.04 (other than the payment in full of the Facility or any new facility in respect of the extended Loans and Commitments), the Borrower repay Borrowings to the Lenders and Accepting Lenders on a pro rata basis and (d) any other change in terms from the terms hereunder so long as (i) they apply after the non-extended maturity date or (ii) the non-Accepting Lenders receive the benefit of any such terms that are more restrictive to Holdings, the Borrower and its Restricted Subsidiaries (it being understood that the benefit of such more restrictive terms may be provided to the non-Accepting Lenders without their consent) as certified by a Responsible Officer of the Borrower in good faith.

“Permitted Holders” means (a) the Co-Investors and (b) any Related Co-Investor Party.

“Permitted Note Documents” means any indenture, credit agreement or other agreement among the Borrower or any Guarantor, as issuer, the guarantors party thereto and others either as agent, trustee or holders, governing any Permitted Notes and the indentures, supplemental indentures or other agreements under or pursuant to which any other Permitted Notes are issued, in each case, as further amended, modified, waived or otherwise changed, consented to or agreed, in each case, to the extent permitted under Section 9.04(c).

“Permitted Notes” means (a) any unsecured senior, senior subordinated or subordinated notes or other unsecured Debt (including bridge loans) issued after the Closing Date by the Borrower or any Guarantor under Section 9.02(k), (b) the Existing Notes and (c) any Permitted Refinancing Debt in respect of the foregoing (and any subsequent Permitted Refinancing Debt of Permitted Refinancing Debt) issued under Section 9.02(l) or Section 9.02(m) (other than Capital Debt) that constitutes unsecured senior, senior subordinated or subordinated notes or other unsecured Debt (including bridge loans).

“Permitted Refinancing Increase” means, with respect to the Refinancing of any Debt, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Debt being Refinanced and (c) any existing commitments unutilized and letters of credit undrawn under the Debt being Refinanced.

“Permitted Refinancing Debt” means, with respect to any Debt (the “Refinanced Debt”), any Debt issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Debt (or previous refinancing thereof constituting Permitted Refinancing Debt); provided that (a) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt outstanding immediately prior to such Refinancing plus any Permitted Refinancing Increase, (b) the direct and contingent obligors with respect to such Permitted Refinancing Debt immediately prior to such Refinancing are not changed as a result of such Refinancing (provided that, if such Debt was incurred or guaranteed by a Loan Party, the Borrower and/or any Guarantor (or Subsidiary who becomes Guarantor) may be added as an additional obligor or guarantor and, if such Debt was not incurred or guaranteed by a Loan Party, any Subsidiary who is not a Guarantor may be added as an additional obligor or guarantor), (c) other than with respect to Refinanced Debt incurred under Section 9.02(c), such Permitted Refinancing Debt shall have a stated maturity date equal to or later than the stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (d) if the Refinanced Debt is subordinated in right of payment, such Permitted Refinancing Debt is subordinated in right of payment on (i) terms no less favorable to the Lenders or (ii) terms reasonably satisfactory to the Administrative Agent, (e) the Liens, if any, that secure such Permitted Refinancing Debt are subordinated to the Liens securing the Indebtedness (i) to at least the same extent as the Liens securing the Second Lien Obligations under the Existing Second Lien Facility or (ii) on terms reasonably satisfactory to the Administrative Agent and (f) terms and conditions of any such Permitted Refinancing Debt (i) taken as a whole, are not materially less favorable to the Borrower or any Restricted Subsidiary than the terms and conditions of the Refinanced Debt being Refinanced (excluding, collateral priority, subordination, interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or (ii) are reasonably satisfactory to the Administrative Agent or (iii) would have been permitted hereunder in respect of the Refinanced Debt so Refinanced if such Refinanced Debt was incurred on the date of such Refinancing; provided further that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter time as the Administrative Agent may agree) prior to the incurrence or issuance of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA other than a Multiemployer Plan, that is subject to Title IV of ERISA and (a) is sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or (b) was, at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Restricted Subsidiary or an ERISA Affiliate and with respect to which the Borrower or a Restricted Subsidiary or an ERISA Affiliate may have any liability, contingent or otherwise.

“Present Value” means, at any time, the calculation of the present value of future cash flows based upon the then-effective Reserve Report for Proved Reserves from Oil and Gas Properties, utilizing the customary discount rates and price deck of the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that (a) many of Wells Fargo’s commercial or other loans are priced in relation to such rate, (b) it is not necessarily the lowest or best rate actually charged to any customer and (c) that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Basis” means, as of any day of determination and for any test based on satisfying a financial ratio or metric, that for purposes of any calculation to determine compliance with such test, that such calculation will give pro forma effect to the below events occurring through such date of determination as if such events occurred on the first day of the most recently ended four consecutive fiscal quarter period ending with the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 8.01, subject to Section 1.06(b)(ii): (a) any permitted Disposition and any Permitted Acquisition (or any similar transaction or transactions that require a waiver or consent of the Majority Lenders pursuant to Section 9.05 or 9.08) and any discontinued operations (as determined in accordance with GAAP), (b) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and (c) any assumption, incurrence or Redemption of Debt associated with the events set forth in clause (a) above; provided that the Interest Expense of the Borrower and its Restricted Subsidiaries attributable to interest on any Debt, for which pro forma effect is being given, bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Pro Forma Compliance” means, as of any date of determination, that the Borrower and the Restricted Subsidiaries would be in compliance with the Financial Performance Covenant as at the last day of the most recently ended fiscal quarter of the Borrower and the Restricted Subsidiaries for which the financial statements were required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b), when such Financial Performance Covenant is recomputed on a Pro Forma Basis on such date of determination.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Production Forecast Update” has the meaning set forth in Section 9.13(a).

“Prohibited Lender” means GoldenTree Asset Management, LP or any of its Affiliates.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition” has the meaning set forth in Section 9.13(b).

“Proposed Borrowing Base” has the meaning set forth in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning set forth in Section 2.07(c)(ii).

“Proved Developed Reserves” means oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Proved Non-Producing Reserves.”

“Proved Reserves” means oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at nine percent (9%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.07(f) or, in connection with a Permitted Acquisition, another price deck or baseline reasonably acceptable to the Administrative Agent.

“Qualified Equity Interests” means any Equity Interests of any Person other than Disqualified Capital Stock.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinance” has the meaning set forth in the definition of Permitted Refinancing Debt.

“Refinanced Debt” has the meaning set forth in the definition of Permitted Refinancing Debt.

“Register” has the meaning set forth in Section 12.04(b)(iv).

“Related Co-Investor Party” means:

(a) any controlling stockholder, partner, member, fifty percent (50%) (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Co-Investor; or

(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a fifty percent (50%) or more controlling interest of which consist of any one or more Co-Investors and/or such other Persons referred to in the immediately preceding clause.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Remedial Work” has the meaning set forth in Section 8.09.

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Adjusted Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of (i) the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit minus the principal amounts of Loans and participation interests in Letters of Credit of Defaulting Lenders (in each case, without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the unused Adjusted Aggregate Commitments.

“Reserve Report” means the Initial Reserve Reports and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, together with other information provided by the Borrower reasonably acceptable to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other specified “as of” date contemplated hereunder, including for Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties (or, expected Borrowing Base Properties) of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.07(f); provided that in connection with an Interim Acquisition Redetermination, the Borrower shall be permitted, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition; provided further that the Borrower shall not be required to update the Reserve Report with respect to any deemed acquisition of Oil and Gas Properties resulting from a Subsidiary Redesignation and may instead provide the most recent Reserve Report if it evaluates the Proved Reserves of the Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary.

“Reserve Report Certificate” has the meaning set forth in Section 8.11(c).

“Resignation Closing Date” has the meaning set forth in Section 11.06(a).

“Responsible Officer” means, as to any Person, (a) any chief executive officer, president, vice president, general counsel, chief operating officer, chief financial officer or treasurer or other similar officer of a Loan Party, (b) any manager, managing member or general partner, in each case, of such Person, (c) any other similar officer designated as such in writing to the Administrative Agent by such Person and (d) as to any corporate document, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests in the Borrower or any of its Restricted Subsidiaries or (b) any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Sabine” has the meaning set forth in the recitals hereto.

“Sabine Credit Agreement Refinancing” has the meaning set forth in the recitals hereto.

“Sabine Holdings” has the meaning set forth in the recitals hereto.

“Sabine Reserve Report” has the meaning set forth in Section 6.01(k).

“Scheduled Redetermination” has the meaning set forth in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Documents” means any credit agreement, any indenture or similar, associated or related documents among the Borrower and/or its Restricted Subsidiaries, as borrower or issuer, the guarantors party thereto, if any, and the other parties party thereto (including agents, trustees, lenders or holders), governing any Second Lien Facility of the Borrower and its Restricted Subsidiaries, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, subject to Section 9.04(c).

“Second Lien Facility” means, in respect of Second Lien Obligations, one or more debt facilities (including the Existing Second Lien Facility), indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Second Lien Obligations” means any Debt of the Borrower and/or its Restricted Subsidiaries, which is intended to be secured by any Collateral securing the Indebtedness on a junior basis.

“Secured Cash Management Agreement” means any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Cash Management Obligations” means any Cash Management Obligations owing to any Cash Management Bank under a Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Swap Party that is party to any Secured Swap Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement, Indemnitees, and each sub-agent appointed by the Administrative Agent pursuant to Section 11.05.

“Secured Swap Agreement” means any (a) Swap Agreement between the Borrower or any Restricted Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person ceases to be a Lender or an Affiliate of a Lender for any reason or (b) Swap Agreement in effect as of the Closing Date between the Borrower or any Restricted Subsidiary and any Person who was a lender (or an Affiliate thereof) under the Existing Sabine Credit Agreement or Existing Forest Credit Agreement, in either case, immediately prior to the Closing Date, that is set forth on Schedule 1.01(d) (any such Person who is a counterparty to the Borrower or any Restricted Subsidiary referenced in clause (a) and clause (b), a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning set forth in the definition of Secured Swap Agreement.

“Security Instruments” means the Guaranty and Pledge Agreement, each Mortgage and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, certificates or consents now or hereafter executed and delivered by the Borrower or any Loan Party (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) as security for the payment or performance of the Indebtedness.

“Solvency Certificate” means the Solvency Certificate substantially in the form of Exhibit H.

“Specified Merger Agreement Representations” means the representations and warranties relating to Forest that are set forth in the Merger Agreement, that are material to the interests of the Lenders, but only to the extent that Sabine and its affiliates have the right to terminate their obligations under the Merger Agreement or a right to not consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement and, for the avoidance of doubt, the representation and warranty contained in Section 3.8(b) of the Merger Agreement.

“Specified Representations” means the representations and warranties with respect to the Borrower set forth in Sections 7.01(a)(i), 7.02, 7.03(b) (provided that the term “Material Adverse Effect” as used to qualify Section 7.03(b) will have the meaning ascribed to the term “Forest Material Adverse Effect” by the Merger Agreement and Section 7.03(b) shall be deemed to apply to the Consolidation and Merger), 7.03(c) (provided that Section 7.03(c) shall be deemed to apply to the Consolidation and Merger), 7.07(b), 7.07(c), 7.08, 7.19 (with respect to the last two sentences of Section 7.19 only) and 7.20 of this Agreement and in Section 4.03 of the Guaranty and Pledge Agreement (as it relates to the validity and perfection of the security interests in the Collateral).

“Specified Restricted Payment Test” means, at any time of determination, with respect to any Restricted Payment or Redemption (a) no Default or Event of Default has occurred and is continuing or would immediately result from such Restricted Payment or Redemption and (b) at such time after giving effect to such Restricted Payment or Redemption, the Liquidity Test shall be satisfied.

“Sponsor” means FRC Founders Corporation and each of its Affiliates but excluding, however, any operating portfolio companies of any of the foregoing (collectively, “FRC”) but excluding, however, any operating portfolio companies of any of the foregoing.

“Sponsor Fund Affiliate” means (a) each Affiliate of a Sponsor, but excluding, however, any operating portfolio companies of the Sponsor, and (b) each general partner or managing member of a Sponsor or any such Affiliate.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Subsidiary” means, with respect to any Person: (a) any corporation, association or other business entity of which more than fifty percent (50%) of the total ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof). Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary that is a Guarantor.

“Subsidiary Redesignation” has the meaning set forth in Section 8.16(a).

“Successor Borrower” has the meaning set forth in Section 9.07(b).

“Super-Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least eighty percent (80%) (or such greater percentage as the Borrower may elect) of the Adjusted Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least eighty percent (80%) (or such greater percentage as the Borrower may elect) of (i) the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit minus the principal amounts of Loans and participation interests in Letters of Credit of Defaulting Lenders (in each case, without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the unused Adjusted Aggregate Commitments.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement and (b) any right of a Person to ‘put’ an asset to another Person that arises in connection with any acquisition agreement or disposition agreement shall not be a Swap Agreement.

“Swap Obligations” means, with respect to the Borrower or any Restricted Subsidiary, all debt, liabilities and obligations of such Person under Swap Agreements to the counterparties under such Swap Agreements.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means the syndication agent identified on the cover page of this Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges, or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending with the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 8.01.

“Title Information Grace Period” has the meaning set forth in Section 8.12(a).

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date, without giving effect to any amortization of the amount of intangible assets since December 31, 2013.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates or Co-Investors in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Pledge Agreement by such Guarantor and such Guarantor’s grant of the Liens and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other collateral pursuant to the Security Instruments and (c) the Closing Date Refinancing, (d) the Contribution and Merger and any transactions contemplated thereby, (e) the Existing Second Lien Incremental Amendment and (f) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Eurodollar Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means cash and Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (a) any Restricted Subsidiary of the Borrower that becomes an Unrestricted Subsidiary in accordance with Section 8.16 subsequent to the Closing Date, (b) any Subsidiary of the Borrower set forth on Schedule 1.01(c), in each case, until any such Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 8.16 and (c) any Subsidiary of an Unrestricted Subsidiary, in each case, until any such Unrestricted Subsidiary is (and its Subsidiaries are) re-designated as a Restricted Subsidiary in accordance with Section 8.16.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Debt.

“Wells Fargo” has the meaning set forth in the preamble hereto.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, certificate, organization document or other document herein shall be construed as referring to such agreement, instrument, certificate or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any Governmental Requirement shall be construed as referring to such Governmental Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06 Pro Forma Basis Calculation.

(a) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of (i) Pro Forma Compliance with the Financial Performance Covenant, (ii) Total Assets in the definition of Material Subsidiary, (iii) Consolidated Total Assets in the definition of Material Subsidiary, (iv) Consolidated Net Tangible Assets in Sections 9.02(n), 9.03(f) and 9.05(d) and (v) any other test hereunder that is based on satisfying a financial ratio or metric shall be performed on a Pro Forma Basis for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition, permitted Disposition (or any similar transaction or transactions that require a waiver or consent of the Majority Lenders pursuant to Section 9.05 or 9.08), discontinued operations or designation of a Subsidiary as being a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be; provided that (A) in the event that (1) the aggregate consideration for any Permitted Acquisition or the net cash proceeds from any permitted Disposition (or aggregate consideration for, or net cash proceeds from, any similar transaction or transactions that require a waiver or consent of the Majority Lenders pursuant to Section 9.05 or 9.08) or effect of any discontinued operations, when combined with the aggregate consideration and net cash proceeds for all other transactions occurring from the beginning of the applicable Test Period through the date of determination whose effect is not calculated on a Pro Forma Basis by virtue of this proviso, is less than five percent (5.0%) of EBITDA as of the then most recently ended Test Period or (2) the relevant Restricted Subsidiary that is designated as an Unrestricted Subsidiary or redesignated as a Restricted Subsidiary through a Subsidiary Redesignation is an Immaterial Subsidiary, the Borrower may elect not to treat such events on a Pro Forma Basis; and

(b) Pro forma calculations made on a Pro Forma Basis or pro forma basis shall be determined in good faith by a Responsible Officer of the Borrower and (i) may give pro forma effect to any such event on an annualized basis for any quarter ending on or prior to such anniversary and (ii) may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any such Permitted Acquisition, permitted Disposition or other similar transaction or discontinued operations, to the extent that the Borrower delivers to the Administrative Agent (A) a certificate of a Responsible Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09 Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to Article IX (other than the Financial Performance Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Debt or Investments, but shall not result in any previously permitted, for example, Liens, Debt or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the Borrower and its Restricted Subsidiaries comply with any negative covenant in Article IX (other than the Financial Performance Covenant), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower may elect to categorize all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the aggregate Revolving Credit Exposures of the Lenders exceeding the Aggregate Commitments of the Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any cost to the Borrower resulting therefrom that would arise under Article V (so long as, in the reasonable judgment of such Lender, such efforts would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender).

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a Note, dated, in the case of (i) any Lender party hereto as of the Closing Date, as of the Closing Date or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. Upon reasonable request from a Lender, in the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, and, upon receipt by such Lender of such new Note, the existing Note of the Lender shall be deemed cancelled and the Lender shall promptly return its prior Note to the Borrower upon the request of the Borrower. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by email or telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or fax to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the Aggregate Commitments then in effect, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the aggregate Revolving Credit Exposures of the Lenders to exceed the Aggregate Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If an Event of Default has occurred and is continuing on the date when an Interest Period continuation or conversion from an ABR Borrowing to a Eurodollar Borrowing is to take place and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation or conversion, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing hereunder. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than

$5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days (or such shorter time as the Administrative Agent may agree) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any election by the Borrower to terminate or reduce the Maximum Credit Amounts pursuant to a notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that such notice may be made to be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the next Scheduled Redetermination Date, the amount of the Borrowing Base shall be equal to $1,000,000,000, subject to the right of the Borrower to request an Interim Redetermination and the right of the Required Lenders to request an adjustment in accordance with Paragraph 3 of Schedule 8.18, subject to further adjustments pursuant to the Borrowing Base Adjustment Provisions.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on April 1st and October 1st of each year, commencing April 1, 2015, or such later time as the Borrower may agree upon request of the Administrative Agent or the Majority Lenders may agree upon the request of the Borrower. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, two times during any 12-month period (occurring after the first Scheduled Redetermination in the case of the Administrative Agent), each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (together with any Interim Acquisition Redetermination, an “Interim Redetermination”) in accordance with this Section 2.07 (it is understood, for avoidance of doubt, that any adjustment to the Borrowing Base by the Required Lenders in accordance with Paragraph 3 of Schedule 8.18 shall not constitute an Interim Redetermination); provided that, in connection with an Interim Acquisition Redetermination, the Borrower, may, as set forth in the definition of Reserve Report, elect only to provide a Reserve Report in respect of the acquired properties (in which case the most recent Reserve Report shall be used for the existing Borrowing Base Properties).

In addition to, and not including and/or limited by the two Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, two times during any 12-month period, request additional Interim Redeterminations of the Borrowing Base in the event that it consummates a Material Acquisition (an “Interim Acquisition Redetermination”).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Administrative Agent (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith in accordance with its normal oil and gas lending criteria as it exists at the particular time, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and any other information as the Administrative Agent reasonably deems appropriate pursuant to its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and 8.11(c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of their delivery (or such later date, within 30 days thereof, to which the Borrower and the Administrative Agent agree) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and 8.11(c) in a timely and complete manner, then promptly after the Administrative Agent has received such Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (unless otherwise agreed by the Borrower).

(iii) Any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by or deemed to have been approved by all of the Lenders and (B) decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders, in each case, as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base (it being understood that each Lender shall assess the Proposed Borrowing Base in good faith in accordance with its normal oil and gas lending criteria as it exists at the particular time). If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base (unless the Administrative Agent and Borrower otherwise agree). If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base as indicated above, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in the case of any decrease to the Borrowing Base) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders (and the Borrower in the case of a Borrowing Base increase, it being understood that, subject to the Borrower’s rights under Section 2.07(e), the Borrower shall be deemed to have approved any increase which has been communicated to the Borrower by the Administrative Agent in writing three (3) Business Days prior to delivery of such New Borrowing Base Notice, unless the Administrative Agent shall have received a written notice from the Borrower that it does not approve such increase prior to the delivery of the New Borrowing Base Notice) or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and 8.11(c) in a timely and complete manner, then on April 1st or October 1st (or such later time as the Borrower may agree upon request of the Administrative Agent or the Majority Lenders may agree upon the request of the Borrower), as applicable, following such notice or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and 8.11(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Borrower’s Right to Elect Reduced Borrowing Base. Within three (3) Business Days of its receipt of a New Borrowing Base Notice or other notice which makes effective a new Borrowing Base, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice or such other notice until the next succeeding Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice or such other notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.07(e) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations, and may be made to be contingent upon the consummation of a refinancing or other event.

(f) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within three (3) Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and each Lender agrees, upon request, with reasonable advance notice, to meet with the Borrower to discuss its or their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base; provided that neither the Administrative Agent nor any Lender shall be obligated to disclose any information to the extent that doing so would violate any Governmental Requirement or Contractual Requirement that is binding on it.

Section 2.08 Borrowing Base Adjustment Provisions.

(a) Reduction of Borrowing Base Upon Issuance of Permitted Notes and Incurrence of Additional Second Lien Obligations. Upon the issuance of any Permitted Notes or incurrence of any Second Lien Obligations after the Closing Date in reliance on Section 9.02(k) (for avoidance of doubt, excluding any Permitted Refinancing Increase and Permitted Refinancing Debt in respect thereof), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Notes or Second Lien Obligations (without regard to any initial issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base on such date.

(b) Reduction of Borrowing Base Upon Asset Dispositions. If (i) the Borrower or one of the other Loan Parties Disposes of Borrowing Base Properties or Disposes of any Equity Interests in any Person owning Borrowing Base Properties, in each case, to a Person other than the Borrower or a Subsidiary Guarantor and (ii) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.08(b) exceeds five percent (5.0%) of the then-effective Borrowing Base, then no later than two (2) Business Days’ after the consummation of any such Disposition, the Borrowing Base shall be reduced by an amount equal to the Borrowing Base Value attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base, and the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount. For the purposes of this Section 2.08(b), a Disposition of Borrowing Base Properties shall be deemed to include the designation of a Restricted Subsidiary owning Borrowing Base Properties as an Unrestricted Subsidiary or Excluded Subsidiary and the Disposition of Equity Interests in any Person owning Borrowing Base Properties to an Unrestricted Subsidiary or Excluded Subsidiary.

(c) Reduction of Borrowing Base Upon Termination of Hedge Positions. If, since the Last B/B Hedge Reduction, the Borrower or any Restricted Subsidiary changes the material terms of any commodity-price Swap Agreement, terminates any such Swap Agreement or creates any off-setting positions in respect of any hedge positions under any such Swap Agreement (whether evidenced by a floor, put or Swap Agreement) upon which (i) the Lenders relied on in determining the Borrowing Base and (ii) the Borrowing Base Value of such terms to the extent changed and such terminated and/or offsetting positions (after taking into account any other Swap Agreement executed since the Last B/B Hedge Reduction, including those executed substantially concurrently with the taking of any such action) exceeds in the aggregate five percent (5.0%) of the then effective Borrowing Base, then, the Borrowing Base shall be reduced by an amount equal to the Borrowing Base Value (after taking into account any other Swap Agreement executed since the Last B/B Hedge Reduction, including those executed substantially concurrently with the taking of any such action) attributable to such terms to the extent changed and such terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base. The Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value attributable to such hedge positions in the calculation of the then-effective Borrowing Base (after taking into account any other Swap Agreement executed since the Last B/B Hedge Reduction, including those executed substantially concurrently with the taking of any such action) and, upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(d) Reduction of Borrowing Base Related to Title. After the expiration of the time period set forth in Paragraph 2 of Schedule 8.18, if the Administrative Agent has delivered a notice pursuant to Section 8.12(c) indicating that the Borrower has not provided reasonably satisfactory title information and the Required Lenders have agreed to adjust the Borrowing Base, so that, after giving effect to such reduction, the Borrower will have provided reasonably satisfactory title information in respect of the required percentage of the value of the Borrowing Base Properties, the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.

Section 2.09 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Dollar denominated Letters of Credit for the account of the Borrower or for the account of any Loan Party and its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if, immediately after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure would exceed the LC Commitment, (ii) the total Revolving Credit Exposures would exceed the Aggregate Commitments of the Lenders or (iii) the sum of (A) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank plus (B) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower would exceed such Issuing Bank’s LC Issuance Limit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate or Cash Collateralize such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.04(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));

(iv) specifying the amount of such Letter of Credit; and

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), the Aggregate Commitments then in effect, and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Credit Exposures shall not exceed the Aggregate Commitments and (iii) the sum of (A) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank plus (B) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower shall not exceed such Issuing Bank’s LC Issuance Limit.

If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

No Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit such Issuing Bank from the issuance of letters of credit generally or such Letter of Credit in particular and which such Issuing Bank in good faith deems material to it. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year (or eighteen (18) months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission or such longer period as the Issuing Bank may agree in its sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year (or eighteen (18) months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission or such longer period as the Issuing Bank may agree in its sole discretion) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (such dates, the “Letter of Credit Expiration Date”) unless such Letter of Credit has been Cash Collateralized in a manner reasonably satisfactory or has had other arrangements made with respect to it that is reasonably satisfactory, in each case, to such Issuing Bank.

(d) [Reserved]

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(f), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) if such Issuing Bank provides notice to the Borrower prior to 10:00 a.m., Houston time on the date of such payment or disbursement, on such date or (ii) if such notice is received after such time, on the next Business Day following the receipt of such notice; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall (it being understood that for such purpose, the conditions to Borrowing set forth herein shall not apply) be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(f) to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.09(f) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(f) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or any Letter of Credit Agreement or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic transmission) of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then until the Borrower shall have reimbursed the applicable Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(f)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(i) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(f) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the applicable Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor and any other Issuing Banks or to any previous Issuing Bank, or to such successor and any other Issuing Banks and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement until such time as those Letters of Credit have expired, or until the Borrower has fully and finally repaid such Issuing Bank for any LC Disbursement under such Letters of Credit, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.09(k), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall Cash Collateralize, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h), Section 10.01(i) or Section 10.01(j). At any time that there shall exist a Defaulting Lender, within one (1) Business Day of a request of the Administrative Agent or the applicable Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover the remaining Fronting Exposure of the Defaulting Lender (after giving effect to Section 4.04(a)(iv) and any cash collateral provided by the Defaulting Lender) for so long as such Fronting Exposure exists (it being understood that if such Fronting Exposure is reduced and both the Defaulting Lender and the Borrower have provided cash collateral, the Borrower will receive its cash collateral back first). The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Issuing Bank and the Secured Parties, a first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(k) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the applicable Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever (other than payment). Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations to reimburse Letters of Credit and any other obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. In addition to any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including issuances, extensions, amendments and renewals, expirations and cancelations and disbursements and reimbursements, (ii) at least one Business Day prior to the time that such Issuing Bank issues, amends, renews or extends a Letter of Credit, the date of such issuance, amendment, renewal or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

Section 2.10 Increase of Aggregate Maximum Credit Amounts.

(a) Subject to the conditions set forth in Section 2.10(b), the Borrower may increase the Aggregate Maximum Credit Amounts then in effect (any such increase an “Incremental Increase”) by increasing the Maximum Credit Amount of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender and extend a Maximum Credit Amount (an “Additional Lender”).

(b) Any increase in the Aggregate Maximum Credit Amount shall be subject to the following additional conditions:

(i) such increase shall not be less than $10,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents;

(ii) as of the effective date of such Incremental Increase, (A) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such increase and the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such effective date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase such representations and warranties shall be true and correct in all material respects as of such specified earlier date or (B) if any Incremental Increase is being requested in connection with a Permitted Acquisition, no Payment or Bankruptcy Event of Default shall have occurred and be continuing immediately after giving effect to such increase and the Specified Representations shall be true and correct in all material respects;

(iii) no Lender’s Maximum Credit Amount may be increased without the consent of such Lender;

(iv) the Administrative Agent and each Issuing Bank must consent to the addition of any Additional Lender, who is not an Affiliate of an existing Lender or who is an Affiliate of a Defaulting Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the maturity date of such increase shall be the same as the Maturity Date;

(vi) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Facility (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased in connection with such Incremental Increase at the election of the Borrower);

(vii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) board resolution and officers’ certificates consistent with those delivered on the Closing Date and (B) reaffirmation agreements and/or such amendments, if applicable, to the Security Instruments as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Increase is provided with the benefit of the applicable Loan Documents;

(viii) the Borrower may seek commitments in respect of an Incremental Increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions or other institutional lenders or investors who will become Lenders hereunder; and

For the avoidance of doubt, extensions of credit made hereunder, after giving effect to any Incremental Increase, shall be subject to the Borrowing Base.

(c) With the consent of the Lenders providing an Incremental Increase, the Borrower and the Administrative Agent (and without the consent of any other Lenders), this Agreement shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent) to reflect any changes necessary to give effect to such Incremental Increase and make any Additional Lender a party to this Agreement (any such writing, an “Incremental Agreement”).

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The outstanding principal amount of the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The outstanding principal amount of the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Borrowing Base Deficiency Rate. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments of principal in respect of a Borrowing Base Deficiency not paid when due under Section 3.04(c), then such overdue amount shall bear interest, after as well as before judgment, from the date of such non-payment to the date on which such amount is paid in full at a rate per annum, not to exceed the Highest Lawful Rate, equal to two percent (2%) plus (i) in the case of overdue principal, the rate that would otherwise be applicable thereto and (ii) in the case of overdue interest or other overdue amount, the rate applicable to ABR Loans as provided in Section 3.02(a); provided that no such interest shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error and be binding upon the parties hereto.

Section 3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof, (a) the Administrative Agent reasonably determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Majority Lenders reasonably determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (ii) in the event of a determination described in the preceding sentence is made with respect to the Eurodollar Rate component of the Alternate Base Rate, the utilization of the Eurodollar Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice (upon the instruction of the Majority Lenders, in the case of clause (b) above, who agree to so instruct the Administrative Agent once the relevant circumstances giving rise to such notice no longer exist). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) and may revise such request to be a Borrowing of, conversion to, or continuation of Eurodollar Loans of a non-affected Interest Period in the event that the circumstances set forth in clause (b) apply or, failing that, will be deemed to have converted such request into a request for a ABR Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a), the Administrative Agent with the consent of the Borrower and in consultation with the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans which it agrees to do once the relevant circumstances giving rise to such notice no longer exist, or (2) the Majority Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans; provided that if any Lender reasonably determines that any Governmental Requirement has made it unlawful, or that any Governmental

Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof then the provisions of Section 5.07 shall apply to such Lender as if such Impacted Loans of such Lender were Eurodollar Loans.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other method acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing (or such shorter time as the Administrative Agent may agree), not later than 11:00 a.m., Houston time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02. Any election by the Borrower to voluntarily prepay any Borrowing pursuant to a notice delivered by the Borrower pursuant to this Section 3.04(b) may be made to be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation.

(c) Mandatory Prepayments.

(i) Upon Optional Terminations and Reductions. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining excess as provided in Section 2.09(k). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such termination or reduction.

(ii) Upon Issuances of Certain Debt, Dispositions and Hedge Unwinds. Upon any adjustment to the amount of the Borrowing Base in accordance with Section 2.08(a), Section 2.08(b), Section 2.08(c) or Paragraph 3 of Schedule 8.18, if there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.09(k). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than three (3) Business Days after its receipt of a New Borrowing Base Notice or effectiveness of the new Borrowing Base, as the case may be, in accordance with Section 2.08(a), Section 2.08(b), Section 2.08(c) or Paragraph 3 of Schedule 8.18.

(iii) Upon Redeterminations, Title Related Adjustments, Etc. Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07(b), Section 2.08(d) or pursuant to any event other than an event addressed by Section 3.04(c)(i) and Section 3.04(c)(ii), if there is a Borrowing Base Deficiency, then the Borrower shall within ten (10) Business Days after its receipt of a New Borrowing Base Notice or effectiveness of the new Borrowing Base, as the case may be, and notice from the Administrative Agent that there is a Borrowing Base Deficiency (the date of receipt of both notices, the “Deficiency Notice Date”), inform the Administrative Agent that it elects to take one or more of the following actions: (A) within thirty (30) days following such election, prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following the Deficiency Notice Date with each payment being equal to l/6th of the aggregate principal amount of such deficiency which the Borrower elects to pay pursuant to this clause (B), (C) within thirty (30) days of such election, (1) provide additional information (e.g., title information) concerning the existing Borrowing Base Properties reasonably acceptable to the Administrative Agent to cure any Borrowing Base Deficiency resulting from the application of Section 2.08(d) or (2) provide additional Mortgaged Property in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report pursuant to Security Instruments, with an aggregate Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time), after giving effect to any other actions taken pursuant to this Section 3.04(c)(iii), to eliminate any such deficiency; provided that if any deficiency remains after prepaying all of the Loans as a result of LC Exposure, the Borrower shall Cash Collateralize such remaining deficiency as provided in Section 2.09(k); and provided further that all payments required to be made pursuant to clauses (A) or (B) above must be made on or prior to the Termination Date.

(iv) Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitments of such Lender during the period from the date of this Agreement to the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the date of this Agreement to the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of one eighth of one percent (0.125%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the applicable Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the applicable Issuing Bank pursuant to this Section 3.05(b) shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from, or setoff happening as a result of the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and/or any applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders and/or any applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and/or any applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender and/or any applicable Issuing Bank with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

Section 4.04 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers, Amendments and Borrowing Base Redeterminations and Adjustments. A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement (including Borrowing Base redeterminations and adjustments) shall be restricted as set forth in Section 12.02(f).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank hereunder;

(C) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as Cash Collateral or deposit balances for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit;

(D) fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders and Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender and/or Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Borrowings were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateralized cash or deposit account balances pursuant to this Section 4.04(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall not be entitled to receive any Letter of Credit participation fee pursuant to Section 3.05(b)(i) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided that the Borrower shall pay (1) to such Defaulting Lender the portion of such fee which is proportionate to the portion of the Defaulting Lender’s LC Exposure for which it has provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.09(a), (2) to each Non-Defaulting Lender that portion of any such fee which is proportionate to its Pro Rata Share of the Defaulting Lender’s LC Exposure which has been allocated to it pursuant to Section 4.04(a)(iv) and (3) to pay to the Issuing Bank the remaining portion of such fee (except to the extent that the Borrower has Cash Collateralized the LC Exposure attributable thereto (it being understood that the Borrower shall not be required to pay such fees on the portion of the Defaulting Lender’s LC Exposure that it has Cash Collateralized)).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.09, the “Pro Rata Share” of each Non-Defaulting Lender’s Loans and LC Exposure shall be computed without giving effect to the Commitment of that Defaulting Lender (except to the extent that the Defaulting Lender has Cash Collateralized any LC Exposure attributable to it); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender minus (B) the aggregate Revolving Credit Exposure of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateralized cash or deposit account balances), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 4.04(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subject any Lender to any Taxes (other than (A) Indemnified Taxes or Other Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Letters of Credit, Commitments, or other Indebtedness, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), excluding for purposes of this Section 5.01(a) any such increased costs or reduction in amount resulting from capital requirements contemplated by Section 5.01(b) or any amount owed under Section 5.01(f), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs or reduction suffered, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy and Liquidity Requirements. If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital adequacy or liquidity requirements occurring after the Closing Date has the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time, upon receipt of a certificate of a Lender as required under Section

5.01(c), the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender and/or Issuing Bank or such Lender’s and/or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the calculation and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Requests for Compensation. If any Lender requests compensation from the Borrower under Section 5.01, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Loan, or, if applicable, to convert ABR Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5.01(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(e) Making, Continuing or Converting Loans. If the obligation of any Lender to make or continue any Eurodollar Loan, or to convert ABR Loans into Eurodollar Loans shall be suspended pursuant to Section 5.01(d) hereof, such Lender’s applicable Eurodollar Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans and:

(i) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Loans shall be applied instead to its ABR Loans;

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as ABR Loans (if possible), and all ABR Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as ABR Loans; and

(iii) if any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.01 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Loans pursuant to this Section 5.01(e)(iii) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders hereunder are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans hereunder and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(f) Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits in respect of Eurodollar Loans, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual cost of such reserves allocated to such Loan by such Lender (as reasonably determined by each such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received a 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower (for reasons other than the failure of a Lender to make a Loan) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.06, then, upon written demand of any Lender (with a copy to the Administrative Agent), the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of lost profits or opportunity costs).

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholdings of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount and reasonable detail as to basis and calculation of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Withholding Documentation. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, or notify the Borrower and Administrative Agent in writing of its legal inability to do so.

Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, whichever of the following is applicable:

(A) duly completed originals of Internal Revenue Service Form W 8BEN or Internal Revenue Service Form W-8BEN-E, as applicable;

(B) duly completed originals of Internal Revenue Service Form W 8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Foreign Lender shall deliver to Borrower and the Administrative Agent a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”);

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue

Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; and/or

(E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made(however, the completion, execution and submission of documentation pursuant to this Section 5.03(e) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender).

(f) Tax Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any such previously delivered documentation, and shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (h).

Section 5.04 Matters Applicable to All Requests for Compensation.

(a) The Administrative Agent or any Lender claiming compensation under Section 5.01 and Section 5.03 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 5.01 or Section 5.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.05 Mitigation Obligations- Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 or if any Lender provides notice pursuant to Section 5.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03 or eliminate the need to give a notice pursuant to Section 5.07, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

Section 5.06 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender gives a notice pursuant to Section 5.07 or the proviso in the second paragraph of Section 3.03, (d) any Lender becomes a Defaulting Lender, (e) any Lender has not approved a proposed consent, waiver, amendment, supplement or other modification that requires the consent of all Lenders, all non-Defaulting Lenders or all Lenders affected thereby, but which has been approved by the Majority Lenders, (f) any Lender has not approved a Borrowing Base increase that has been approved by the Super-Majority Lenders (any such Lender, a “Non-Consenting Lender”), or (g) a Lender is a Prohibited Lender or enters into a participation with a Participant who is a Prohibited Lender, then the Borrower may at its cost (with respect to amounts owing under Section 5.02) and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii)(A) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments or (B) in the case of any such assignment resulting from a notice delivered pursuant to Section 5.07, such assignment will eliminate the need for such notice. Any Lender being replaced pursuant to the preceding sentence shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

Section 5.07 Illegality. If any Lender reasonably determines that as a result of any Change in Law it has become unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (it being understood that such Lender agrees to so advise the Administrative Agent once the relevant circumstances giving rise to such determination no longer exists). Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate (it being understood that such Lender agrees to so advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Closing Date. The obligation of each Lender to make Loans and of any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 12.02) of the following conditions:

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all fees due on the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), expenses due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of the Loan Parties setting forth (i) resolutions of the board of directors or other appropriate governing body with respect to the authorization of each of the Loan Parties to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of each Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of the Loan Parties, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of good standing (to the extent such concept exists) from the applicable Secretary of State (or equivalent) of the State of organization of each Loan Party as of a recent date prior to the Closing Date.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of the Guaranty and Pledge Agreement.

(f) The Administrative Agent shall have received (i) an opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower, substantially in the form of Exhibit N-1 and (ii) an opinion from Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., local counsel to the Borrower in the State of Oklahoma, substantially in the form of Exhibit N-2.

(g) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower and its Restricted Subsidiaries, if any, are carrying insurance in accordance with Section 8.06.

(h) The Administrative Agent shall have received copies of a recent UCC Lien, tax and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(i) The Contribution and Merger shall have been consummated or shall be consummated substantially simultaneously with the Closing Date (with respect to each of the Contribution and Merger, in accordance with the Merger Agreement).

(j) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower (a) certifying that the Contribution and Merger shall have been consummated or shall be consummated substantially simultaneously with the Closing Date (with respect to each of the Contribution and Merger, in accordance with the Merger Agreement) and as to the matters set forth in Section 6.01(i), and Section 6.01(l)(ii) and (b) attaching a true and complete copy of the Merger Agreement and the certificate delivered by Forest pursuant to Section 7.2(c) of the Merger Agreement.

(k) The Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent (i) a January 1, 2014 reserve report evaluating the Oil and Gas Properties of Sabine and its Subsidiaries, prepared by Ryder Scott Company (the “Sabine Reserve Report”) and (ii) a January 1, 2014 reserve report evaluating the Oil and Gas Properties of Forest and its Subsidiaries prepared by DeGolyer & MacNaughton (the “Forest Reserve Report” and, together with the Sabine Reserve Report, the “Initial Reserve Reports”).

(l) On the Closing Date, (i) the Specified Merger Agreement Representations and (ii) the Specified Representations shall be true and correct in all material respects (other than the representation and warranty contained in Section 3.8(b) of the Merger Agreement, which shall be true and correct in all respects).

(m) The Administrative Agent shall have received a Solvency Certificate from a Responsible Officer of the Borrower.

(n) The Administrative Agent shall have received the stock certificates and notes representing the Equity Interests and notes constituting Collateral set forth on Exhibit E, if any, accompanied by undated stock and note powers executed in blank (or confirmation in lieu thereof that such certificates, notes and powers and instruments have been sent for overnight delivery to the Administrative Agent or its counsel), if any.

(o) Each of the Borrower and the Guarantors shall have authorized the Administrative Agent (and hereby does authorize the Administrative Agent) to file a UCC-1 financing statement in its jurisdiction of organization with the applicable central filing office (such as the Secretary of State) in respect of its assets constituting Collateral (as defined in the Guaranty and Pledge Agreement) to the extent that any security interest in such Collateral may be perfected by filing any such UCC-1 financing statement under the Uniform Commercial Code in a central filing office (such as the office of a Secretary of State).

(p) The Administrative Agent shall have received prior to the Closing Date all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Administrative Agent at least ten (10) days in advance of the Closing Date.

(q)(i) The Forest Credit Agreement Refinancing shall have been consummated or (ii) on the Closing Date and substantially concurrently with the Loans advanced under the Facility on the Closing Date, the Forest Credit Agreement Refinancing shall be consummated and all commitments in respect thereof terminated, and all security interests and guaranties in respect thereof discharged and released.

(r) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Sabine and Forest for the 2011, 2012, 2013 fiscal years, which financial statements shall be audited in accordance with GAAP (it being understood that the Administrative Agent has received such financial statements) and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Sabine and Forest for the fiscal quarters ending March 31, 2014, June 30, 2014 and September 30, 2014, which unaudited financial statements shall be prepared in accordance with GAAP (it being understood that the Administrative Agent has received such financial statements).

(s) The Administrative Agent shall have received a financial model provided by the Sponsor that is reasonably satisfactory to the Administrative Agent that sets forth the pro forma combined balance sheets of Sabine and Forest and income statements of Sabine and Forest (it being understood that the financial model provided to the Lead Arrangers on April 21, 2014 is satisfactory to the Administrative Agent).

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., Houston time, on December 31, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Each Subsequent Credit Event. The obligation of each Lender to make Loans in respect of a Borrowing and of any Issuing Bank to issue, amend, renew or extend any Letters of Credit, in each case, after the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 12.02) of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects, except where already qualified by materiality, in which case, in all respects, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects, except where already qualified by materiality, in which case, in all respects, as of such specified earlier date.

(c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.09(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents are within the Borrower’s and each Guarantor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary organizational and, if required, action by any holders of its Equity Interests. Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or enforceability thereof generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments to effect and maintain perfection of Liens granted by this Agreement, (b) will not violate any Governmental Requirements (including the PATRIOT Act and OFAC) applicable to any Loan Party, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party, or give rise to a right thereunder to require any payment to be made by any such Loan Party and (e) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents), except in each case referred to in clauses (a), (b), (d) or (e) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Administrative Agent (i) the consolidated balance sheet and statements of income, members’ equity and cash flows of Forest as of and for the fiscal year ended December 31, 2013, reported on by Ernst & Young LLP, independent public accountants and (ii) the consolidated balance sheet and statements of income, members’ equity and cash flows of Sabine as of and for the fiscal year ended December 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the applicable entities as of such date and for such period in accordance with GAAP.

(b) Since December 31, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Other than this Agreement, the Existing Second Lien Facility and the Permitted Notes, neither the Borrower nor any Restricted Subsidiary has on the Closing Date, after giving effect to the Transactions, any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or as disclosed on Schedule 7.04.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (a) after giving effect to insurance as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that, as of the Closing Date, question the validity or enforceability of any of the Loan Documents.

Section 7.06 Environmental Matters. Except as set forth on Schedule 7.06 or as could not be reasonably expected to have a Material Adverse Effect:

(a) neither any Property of the Borrower or of any Subsidiary nor the operations conducted thereon violate any Environmental Laws;

(b) no Property of the Borrower or any Restricted Subsidiary, nor the operations currently conducted thereon, are subject to any existing or, to the knowledge of the Borrower, threatened, administrative enforcement action, lawsuit, or proceeding by or before any court or Governmental Authority under Environmental Law or to any order or judgment imposing remedial obligations under Environmental Laws;

(c) all permits, licenses, exemptions, approvals or similar authorizations, if any, required under applicable Environmental Law to be obtained or filed in connection with the current operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including without limitation, with respect to the treatment, storage or Release into the environment of a Hazardous Material, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such permits, licenses and similar authorizations;

(d) all Hazardous Materials, if any, generated at any and all Property of the Borrower or any Subsidiary are currently being transported, treated, and disposed of in accordance with Environmental Laws and there has been no Release or threatened Release by the Borrower or any of its Restricted Subsidiaries of Hazardous Materials at, on, under or from any of the Borrower’s or its Restricted Subsidiaries’ Properties that currently requires investigation, remediation, abatement, removal or monitoring of Hazardous Materials under applicable Environmental Laws; and

(e) neither the Borrower nor its Restricted Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal or monitoring of a Release of Hazardous Materials at, under, or from any real properties offsite of the Borrower’s or its Restricted Subsidiaries’ Properties.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) The Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The use of proceeds of the Loans will not violate the PATRIOT Act in any material respect.

(c) The use of proceeds of the Loans will not violate OFAC in any material respect.

(d) To the extent applicable, its Restricted Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) (“OFAC”).

(e) In all material respects, no part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower or its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

(f) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 7.09 Taxes. Each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of Taxes and other related or similar governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and no claim is being asserted with respect to any such Tax or other such governmental charge that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.10 ERISA.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code. Except as could not reasonably be expected to result in a Material Adverse Effect, there has been no non-exempt prohibited transaction under ERISA section 406 or Code section 4975 with respect to any Plan which could reasonably be expected to result in liability to any Borrower, Restricted Subsidiary or ERISA Affiliate.

(b) No ERISA Event has occurred which could reasonably be expected to result in a Material Adverse Effect.

(c) As of the Closing Date, the excess of the present value of all benefit liabilities under the Plan of the Borrower, and each Restricted Subsidiary and each ERISA Affiliate (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect.

Section 7.11 Disclosure; No Material Misstatements. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary (other than projected financial information, pro forma financial information, Reserve Reports and information of a general economic or industry nature) to the Administrative Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, pro forma financial information and Reserve Reports, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and when delivered to the Administrative Agent, any Arranger or the Lenders; it being understood that such projections may vary from actual results and that such variances may be material and that, with respect to Reserve Reports, projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to be accurate.

Section 7.12 Subsidiaries; Insurance. The Borrower has, and has caused all of its Restricted Subsidiaries to maintain insurance policies sufficient to comply with Section 8.06. As of the Closing Date, the Borrower has no Subsidiaries or Foreign Subsidiaries other than those set forth on Schedule 7.12. Each Subsidiary Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 7.12.

Section 7.13 Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of New York; the name of the Borrower as listed in the public records of its jurisdiction of organization is Forest Oil Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 19493 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k)). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 12.01(a) (or as set forth in any notice delivered pursuant to Section 8.01(k) or Section 12.01(c)).

Section 7.14 Properties; Titles, Etc. Except as could not have a Material Adverse Effect:

(a) After giving full effect to the Liens permitted by Section 9.03, the Borrower or its Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of the Borrowing Base Properties shall not in any material respect obligate the Borrower or any such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount materially in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which, with the giving of notice or the passage of time or both, would give rise to a default under any such lease or leases.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof (subject to any changes to the business resulting from transactions permitted hereunder).

(d) All of the Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards and in compliance with Section 8.05.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower or any Restricted Subsidiary does not infringe upon the rights of any other Person. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 7.15 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except as could not be reasonably expected to have a Material Adverse Effect, no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time). Except as could not be reasonably expected to have a Material Adverse Effect, all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices.

Section 7.16 Gas Imbalances, Prepayments. Except (a) as set forth on Schedule 7.16 or (b) thereafter as either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report Certificate, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.17 Marketing of Production. Except (a) for contracts listed and in effect on the date hereof on Schedule 7.17 or (b) thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.18 Swap Agreements. Schedule 7.18, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, as of the date of such schedule or report, a true and complete list of all material Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.19 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to acquire Oil and Gas Properties or interests therein (including pursuant to the Merger or any other Permitted Acquisition), (b) to pay certain transaction expenses incurred in connection therewith (including the Transaction Expenses), (c) to provide working capital, including for exploration and production operations, and (d) to provide funding for general corporate purposes of the Borrower and its Subsidiaries. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.20 Solvency. After giving effect to the transactions contemplated hereby, (a) the property, at a fair valuation, of the Borrower and its Restricted Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis, as the Debt becomes absolute and matures, (b) the Borrower and its Restricted Subsidiaries, taken as a whole, will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and its Restricted Subsidiaries and the amounts to be payable on or in respect of their liabilities) as such Debt becomes absolute and matures and (c) the Borrower and its Restricted Subsidiaries, taken as a whole, will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries and related consolidated statements of operations, member’s equity and cash flows as of the end of and for such year, setting forth, commencing with the year ending December 31, 2014, in each case in comparative form the figures for the previous fiscal year starting with the fiscal year ending December 31, 2015, all reported on by an independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a going concern exception or explanatory note with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of Debt or (y) any potential inability to satisfy a financial maintenance covenant, including the Financial Performance Covenant, on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and related consolidated statements of operations, member’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, commencing with the quarter ending March 31, 2015, in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year commencing with the fiscal quarter ending March 31, 2016, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying, to the best of the certifying Responsible Officer’s knowledge, as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth a reasonably detailed calculation of the Financial Performance Covenant and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a), which has not been previously disclosed pursuant to this Section 8.01(c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of the most recently ended fiscal quarter or fiscal year, a true and complete list of all material Swap Agreements of the Borrower and each Restricted Subsidiary, the counterparty, type of Swap Agreement, trade date, effective date, termination date, notional amounts or volumes, the remaining notional amounts or volumes, the net mark-to-market value of each such Swap Agreement for which a mark-to-market value is reasonably available as of such day, the strike or fixed rate payor price and any new credit support agreements relating thereto not listed on Schedule 7.18 or previously disclosed to the Administrative Agent, any margin required or supplied under any credit support document and any other material terms reasonably requested to be set forth therein by the Administrative Agent in advance of delivery.

(e) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other material communication or document filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(g) Notices Under Material Indebtedness. Promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Administrative Agent.

(h) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11 in connection with a Scheduled Redetermination, a list of all Persons purchasing Hydrocarbons from the Borrower and its Restricted Subsidiaries who collectively account for at least eighty five percent (85%) of the revenues resulting from the sale of all Hydrocarbons by the Borrower and its Restricted Subsidiaries during the then most recently completed fiscal quarter.

(i) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Borrowing Base Properties having a Fair Market Value in excess of $5,000,000 or Equity Interests of any Person owning Borrowing Base Properties having a Fair Market Value is in excess of $5,000,000, prior notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.

(j) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event with respect to any Borrowing Base Property.

(k) Information Regarding Borrower and Guarantors. Promptly (and in any event at least five (5) Business Days after such event (or such later time as the Administrative Agent may agree in its sole discretion) of the following), written notice of any change in (i) the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) the Borrower or any Guarantor’s identity or corporate form and (iv) the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.

(l) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of sold production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(m) Annual Budget and Projections. As soon as available, an annual business plan and budget of the Borrower and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request in writing from time to time; provided that notwithstanding anything to the contrary in this Section 8.01(n), the obligations of the Borrower and its Restricted Subsidiaries hereunder shall be subject to the Disclosure Restrictions.

(o) Monthly Production Report. Promptly after preparation but no later than thirty (30) days after the end of each calendar month, a report from the Borrower in a form reasonably acceptable to the Administrative Agent setting forth (i) the previous month’s production of each of crude oil and natural gas and (ii) forecasted production of each of crude oil and natural gas for the period ending no sooner than the latest month for which volumes are hedged under Swap Agreements.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender promptly, after a Responsible Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge, notice of the following:

(a) Defaults. The occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including under Environmental Law) against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the date of this Agreement, would reasonably be expected to result in a Material Adverse Effect; and

(d) Events Resulting in MAEs or Certain Borrowing Base Adjustments. Any other development that results in, or would reasonably be expected to result, either (i) in a Material Adverse Effect or (ii) an adjustment to the Borrowing Base pursuant to Section 2.08(b) or Section 2.08(c).

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all commercially reasonable actions to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 9.07.

Section 8.04 Payment of Tax Obligations. The Borrower will, and will cause each Restricted Subsidiary to pay its obligations in respect of all Tax liabilities of the Borrower and its Restricted Subsidiaries before the same shall become due and payable, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or applicable Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 8.05 Operation and Maintenance of Properties. The Borrower, will, and will cause each Subsidiary to, except in each case, where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 8.05 shall not restrict any transaction otherwise permitted by Article IX):

(a) operate its Oil and Gas Properties and other material Properties or take reasonable action to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b) keep and maintain all Property material and reasonably necessary to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and casualty and condemnation excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) operate its Oil and Gas Properties or cause or make reasonable and commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all applicable Governmental Requirements.

(f) to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear (it being understood that, unless there is an Event of Default and the Majority Lenders instruct the Administrative Agent otherwise, the proceeds of any property insurance shall go to the Borrower) and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide, to the extent the insurer will do so based on the commercially reasonable efforts of the Borrower, that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain financial records in accordance with GAAP. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (who shall be accompanied by the Administrative Agent), upon reasonable prior notice to the Borrower, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as often as reasonably requested; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 8.07 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of a continuing Event of Default and only one such visit per fiscal year shall be at the Borrower’s expense; provided, further that, when an Event of Default exists, the Administrative Agent, any Lender or any respective representatives or independent contractors of the Administrative Agent or any Lender may do any of the foregoing at any time during normal business hours upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.07, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Governmental Requirement or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product (collectively, the “Disclosure Restrictions”).

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower will: (i) comply, and will cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any Hazardous Materials on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under any applicable Environmental Law to be obtained or filed in connection with the operation or use of the Borrower’s or any of its Subsidiaries’ Properties; (iv) promptly conduct, and shall cause each Restricted Subsidiary to promptly conduct, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws in connection with any actual or suspected Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties to the extent caused by the acts or omissions of the Borrower or any of its Subsidiaries or, otherwise, to the extent the Borrower or any of its Subsidiaries is obligated to pursue Remedial Work under any applicable Environmental Law.

Section 8.10 Further Assurances.

(a) The Borrower will, and will cause each Restricted Subsidiary, to promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments necessary or proper to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings or file any notices and financing statements in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Guarantor where permitted by law; which financing statements may contain a description of collateral that describes such property in any manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral, including describing such property as “all assets” or “all property” or words of similar effect.

(c) Notwithstanding anything in the Loan Document to the contrary, no actions in any jurisdiction outside of the United States or that are necessary to comply with any Governmental Requirement of any jurisdiction outside of the United States shall be required in order to create any security interest in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no collateral or pledge agreements or similar agreements governed under the laws of any jurisdiction outside of the United States).

Section 8.11 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing March 1, 2015 in connection with the April 1, 2015 Scheduled Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties constituting Proved Reserves of the Borrower and its Restricted Subsidiaries as of the immediately preceding January 1 or July 1, as applicable. The Reserve Report as of January 1 of each year shall be prepared (i) internally by the Borrower and audited by an Approved Petroleum Engineer (each a “January Internal Report”) or (ii) by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year and each January Internal Report shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects (it being understood that projections concerning volumes attributable to the Oil and Gas

Properties and production and cost estimates contained in such Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to be accurate) and to have been prepared substantially in accordance with the procedures used in the immediately preceding January 1 Reserve Report (or, in the case of the first January 1 Reserve Report, the Reserve Report as of January 1, 2014 delivered under the Existing Sabine Credit Agreement).

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report (or one or more Reserve Reports to the extent that each Reserve Report covers different properties), prepared (i) by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects (it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in such Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to be accurate) and to have been prepared substantially in accordance with the procedures used in the immediately preceding January 1 Reserve Report (or, prior to the first January 1 Reserve Report hereunder, the Reserve Report as of January 1, 2014 delivered under the Existing Sabine Credit Agreement), (ii) by an Approved Petroleum Engineer or (iii) by another third party reasonably acceptable to the Administrative Agent (it being understood that a Reserve Report prepared by the chief engineer of Forest of Oil and Gas Properties and audited by an Approved Petroleum Engineer shall be reasonably acceptable). For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as reasonably required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days (or such longer period to which the Administrative Agent shall agree) following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a certificate from a Responsible Officer, in substantially the form of Exhibit G hereto (certifying that in all material respects: (i) the information contained in the Reserve Report is true and correct (it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in such Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to be accurate), (ii) the Borrower or its Restricted Subsidiaries has, or in respect of to-be-acquired assets in connection with a Permitted Acquisition, will have, prior to the effectiveness of the Interim Redetermination, good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those Properties (A) Disposed of in compliance with Section 9.08, (B) that constitute leases that have expired in accordance with their terms or (C) that have title defects disclosed in writing to the Administrative Agent (including through the provision of title information pursuant to Section 8.11(a)) and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate or previously delivered to the Administrative Agent, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.16 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except as previously disclosed to the Administrative Agent or as set forth on an exhibit to the certificate, which certificate shall list all of such sold Borrowing Base Properties, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.17 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule of the Oil and

Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating compliance with Section 8.12(a)) or such other form as to which the Administrative Agent may agree (the “Reserve Report Certificate”).

Section 8.12 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty percent (80%) of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report; provided that (i) if the Administrative Agent and the Borrower reasonably determine that the cost of (A) the Borrower delivering such title information and (B) the Administrative Agent determining whether it is reasonably satisfactory is excessive in relation to the benefits afforded to the Lenders thereby, then the Administrative Agent may postpone the requirement to deliver title information at its discretion (it being understood that the Administrative Agent or the Required Lenders may curtail such postponement at any time and, at such time, the Borrower shall promptly deliver the title information required above) or (ii) if the Borrower is undertaking a Permitted Acquisition of Borrowing Base Properties, (A) the Borrower shall have sixty (60) days after the consummation of such Permitted Acquisition (subject to extension at the discretion of the Administrative Agent) to provide the title information required above, so that, subject to clause (i), after such grace period, the Borrower will comply with the eighty percent (80%) (or lower percentage permitted pursuant to clause (i)) requirement and (B) such new Borrowing Base Properties will be disregarded for purposes of calculating compliance with the eighty percent (80%) requirement during the grace period (it being understood, subject to clause (i) above, that the Borrower will be required to have provided the title information required above on at least eighty percent (80%) of the PV-9 of the other Borrowing Base Properties) (each, a “Title Information Grace Period”).

(b) If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties which materially impair the quantity of working interests or net reserve interests of such Property attributable to the Borrower or its Restricted Subsidiaries in the most recently delivered Reserve Report, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties having an equivalent value with no title defects or exceptions except for Liens permitted by Section 9.03 or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty percent (80%) (or a lower percentage permitted during a Title Information Grace Period) of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period set forth in Section 8.12(b) or the Borrower does not comply with the requirements to provide acceptable title information so the Administrative Agent has received reasonably satisfactory title information covering eighty percent (80%) (or a lower percentage permitted during a Title Information Grace Period) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) (or a lower percentage permitted during a Title Information Grace Period) requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information on eighty percent (80%) (or a lower percentage permitted during a Title Information Grace Period) of the PV-9 of the Borrowing Base Properties.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base (including any Interim Redetermination), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least eighty percent (80%) of the PV-9 of the Borrowing Base Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production; provided that, if the Borrower is undertaking a Permitted Acquisition of Borrowing Base Properties, (A) the Borrower shall have sixty (60) days after the consummation of such Permitted Acquisition (subject to extension at the discretion of the Administrative Agent) to Mortgage such Borrowing Base Properties, so that, after such grace period, the Borrower will comply with the eighty percent (80%) requirement and (B) such new Borrowing Base Properties will be disregarded for purposes of calculating compliance with the eighty percent (80%) requirement during the grace period (it being understood that the Borrower will be required to Mortgage at least eighty percent (80%) of the PV-9 of the other Borrowing Base Properties). In the event that the Mortgaged Properties do not represent at least eighty percent (80%) of such PV-9 value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within sixty (60) days of delivery of the certificate required under Section 8.11(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject to Liens permitted under Section 9.03) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least eighty percent (80%) of such PV-9 value. All such Liens will be created and perfected by supplementing existing Mortgages or entering into new Mortgages substantially in form and substance of then existing Mortgages and related Security Instruments, which the Administrative Agent may reasonably require. If, in order to comply with the foregoing, any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b) The Borrower shall promptly cause each Material Subsidiary (excluding any Excluded Subsidiary) to guarantee and secure the Indebtedness pursuant to the Guaranty and Pledge Agreement by (i) executing and delivering a supplement to the Guaranty and Pledge Agreement to become a Guarantor and grant a security interest in all of its assets required to be granted thereby and, if applicable, deliver any original certificates evidencing any Equity Interests required to be pledged thereby, together with an appropriate undated stock powers for each certificate duly executed in blank by such Material Subsidiary, if applicable and (ii) executing and delivering such other additional documents and certificates as shall reasonably be requested by the Administrative Agent in connection therewith to vest in the Administrative Agent (or any representative on its behalf) valid and perfected first priority Liens to the extent required hereunder or pursuant to the other Loan Documents. In addition, the Borrower shall promptly, or shall promptly cause the direct parent of such Material Subsidiary (unless the Equity Interests of such Material Subsidiary are Excluded Equity Interests), to execute and deliver a supplement to the Guaranty and Pledge Agreement to pledge the Equity Interests of such Material Subsidiary and, if applicable, deliver any original certificates evidencing such Equity Interests, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof).

(c) The Borrower agrees that it will not, and will not permit any Restricted Subsidiary, to guarantee the Second Lien Obligations without first guaranteeing the Indebtedness pursuant to a Security Instrument or to grant a Lien on any Property to secure Second Lien Obligations, without first (i) ensuring that a Customary Intercreditor Agreement which addresses the intercreditor relationship between the Secured Parties and the secured parties in respect of Second Lien Obligations exists and (ii) granting to the Administrative Agent to secure the Indebtedness a prior Lien on such Property pursuant to Security Instruments to the extent a prior Lien on such Property has not already been granted to the Administrative Agent.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish and will cause the Restricted Subsidiaries to promptly furnish to the Administrative Agent (i) promptly after a reasonable request therefor by the Administrative Agent, a copy of each annual and other report with respect to each Plan or any trust created thereunder most recently filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC and (ii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

Section 8.15 Swap Agreements. To the extent the Borrower or a Restricted Subsidiary changes the material terms of any commodity-price Swap Agreement to which it is a party, terminates any such Swap Agreement or enters into a new Swap Agreement which has the effect of creating an off-setting position under any such Swap Agreement since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.08(c) (the later of (A) and (B), the “Last B/B Hedge Reduction”) and the Borrowing Base Value of such terms to the extent changed and such terminated and/or offsetting positions (after taking into account any other Swap Agreement executed since the Last B/B Hedge Reduction, including those executed substantially concurrently with the taking of any such action) exceeds in the aggregate five percent (5.0%) of the then effective Borrowing Base, the Borrower will give the Lenders prompt written notice of such event and, concurrently with such notice, the Required Lenders shall have the right to adjust the Borrowing Base in accordance with Section 2.08(c).

Section 8.16 Unrestricted Subsidiaries; Designation and Redesignation.

(a) The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”) upon delivery to the Administrative Agent of written notice from the Borrower; provided that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant and (iii) no Borrowing Base Deficiency shall result therefrom.

(b) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute (i) an Investment under Section 9.05 by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and (ii) a Disposition, with respect to the Borrowing Base Properties of such Restricted Subsidiary, for purposes of the provisions of Section 2.08(b).

(c) The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery of written notice to the Administrative Agent; provided that such designation shall constitute (i) the incurrence at the time of designation of any Debt and Liens of such Restricted

Subsidiary existing at such time, (ii) a reduction in any Investment under Section 9.05 to the extent that such Investment was attributable to such Restricted Subsidiary being an Unrestricted Subsidiary at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and (iii) a Permitted Acquisition of Oil and Gas Properties for purposes of Section 2.07(b).

(d) Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and any designation of a Unrestricted Subsidiary as a Restricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Responsible Officer certifying that such designation complied with the preceding conditions in Section 8.16(b) or Section 8.16(c), as applicable.

Section 8.17 Marketing Activities. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any marketing contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.18 Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 8.18 (or such later date as the Administrative Agent may agree to, including to accommodate circumstances unforeseen on the Closing Date), the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 8.18, in each case, except to the extent otherwise agreed by the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenant.

(a) The Borrower will not permit the First Lien Secured Leverage Ratio as of the last day of a Test Period (commencing with the Test Period ending March 31, 2015) to exceed 3.0 to 1.0.

(b) For the purposes of calculating the First Lien Secured Leverage Ratio for the Test Periods ending on the last day of the first, second and third full fiscal quarters of the Borrower ending after the Closing Date, the First Lien Secured Leverage Ratio shall be calculated on a pro forma combined basis for Forest, Sabine and their respective Restricted Subsidiaries for each quarter occurring prior to the first full fiscal quarter of the Borrower ending after the Closing Date.

Section 9.02 Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) (i) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents and (ii) Debt outstanding on the date hereof (provided that any Debt that is in excess of $1,000,000 individually or $5,000,000 in the aggregate shall only be permitted under this clause (ii) to the extent such Debt is listed on Schedule 9.02(a));

(b) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) Debt under Capital Leases and purchase money Debt in an aggregate amount not to exceed two percent (2%) of the then effective Borrowing Base (as measured at the time any such Debt is incurred);

(d) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(e) intercompany Debt incurred by (a) a Loan Party owing to Holdings, the Borrower or any Subsidiaries; provided that any such Debt owed by a Loan Party to a Subsidiary that is not a Guarantor shall (A) be evidenced by the Intercompany Note or (B) otherwise be subject to subordination terms substantially identical to the subordination terms in the form of Intercompany Note set forth in Exhibit I or (b) any Restricted Subsidiary that is not a Guarantor owing to the Borrower or any Subsidiary to the extent permitted by Section 9.05;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) Debt of the Borrower owing to any Equity Interest holder of the Borrower that is a Permitted Holder (“Capital Debt”) that (a) is unsecured, (b) is fully subordinated in right of payment and liquidation to the Indebtedness on written terms reasonably acceptable to the Administrative Agent, (c) has a scheduled maturity date that is no earlier than one year after the Maturity Date in effect at the time of such issuance, (d) does not provide for scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal for any consideration on any date prior to one year after the Maturity Date in effect at the time of such issuance, (e) does not provide for any payments of interest (other payments made with common Equity Interests of the Borrower and payments made in kind by adding to the principal thereof) on any date prior to one year after the Maturity Date in effect at the time of such issuance, (f) does not (A) have any financial covenants or any other affirmative or negative covenants that are more restrictive than under this Agreement or (B) contain cross defaults to or for any other Debt, (g) does not have any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify or otherwise supplement this Agreement or the other Loan Documents, (h) does not have any restrictions on the ability of the Borrower or any of its Restricted Subsidiaries to guarantee the Indebtedness or pledge assets as collateral security for the Indebtedness, (i) is not guaranteed by any Restricted Subsidiary of the Borrower and (j) is not assignable or transferable to any Person who is not a Permitted Holder;

(h) Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of the Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that (i) if the Debt being guaranteed under this Section 9.02(h) is subordinated to the Indebtedness, such guarantee shall be subordinated to the guarantee of the Indebtedness under the Guaranty and Pledge Agreement on terms at least as favorable to the Lenders as those contained in the subordination of such Debt and (ii) no guarantee by any Restricted Subsidiary of any Permitted Notes or Second Lien Obligations shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Indebtedness pursuant to the Guaranty and Pledge Agreement;

(i) Debt (other than Debt for borrowed money) secured by Liens permitted under clauses (c) and (d) of the definition of Excepted Liens;

(j) Debt in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(k) any Permitted Notes or Second Lien Obligations issued or incurred by the Borrower or any Guarantor and any guarantees of such Debt by any Guarantor, provided that (i) at the time of incurring such Debt (A) no Default or Event of Default has occurred and is then continuing or would immediately result from the incurrence thereof (after giving any concurrent repayment of any other Debt with the proceeds of such Debt) or (B) if the proceeds of such Debt are being used to finance a Permitted Acquisition, no Payment or Bankruptcy Event of Default has occurred and is then continuing or would immediately result therefrom (after giving any concurrent repayment of Debt with the proceeds of such Debt), (ii) such Debt does not provide for any scheduled repayment (including amortization) or mandatory redemption prior to ninety-one days after the Maturity Date as in effect on the date of incurrence thereof (other than customary amortization of 1.0% per annum and customary offers to purchase upon a change of control, AHYDO payments, customary asset sale or casualty or condemnation events and customary acceleration rights after an event of default or terms not materially more restrictive on the Borrower and its Restricted Subsidiaries than the Existing Second Lien Facility), (iii) such Debt does not have a stated maturity date prior to ninety-one (91) days after the Maturity Date, (iv) if such Debt is in respect of Second Lien Obligations, it shall at all times be subject to a Customary Intercreditor Agreement and (v) the financial and negative covenants and events of default of such Debt are (A) taken as a whole, not materially less favorable to the Borrower and its Restricted Subsidiaries than such terms in this Agreement (provided that a certificate of an Responsible Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter time as the Administrative Agent may agree) prior to the incurrence or issuance of such Debt, together with a reasonably detailed description of such terms of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement), (B) are reasonably satisfactory to the Administrative Agent or (C) incorporated into this Agreement;

(l) Second Lien Obligations existing or committed as of the Closing Date in respect of the Existing Second Lien Facility, the Existing Notes and any Permitted Refinancing Debt in respect of the foregoing (and any such Permitted Refinancing Debt) in an aggregate principal amount outstanding not to exceed $1,850,000,000 plus any Permitted Refinancing Increase in respect of the foregoing Debt; provided that, in the case of any Second Lien Obligations (including any Permitted Refinancing Debt constituting Second Lien Obligations), such Second Lien Obligations are at all times subject to a Customary Intercreditor Agreement;

(m) (i) Permitted Refinancing Debt in respect of any Debt permitted under Sections 9.02(a)(ii), 9.02(c), 9.02(g) and 9.02(k) and (ii) any subsequent Permitted Refinancing Debt which relates to the Permitted Refinancing Debt otherwise permitted by this subsection; provided that, for both clauses (i) and (ii), any such Permitted Refinancing Debt in respect of Capital Debt, complies with the requirements of Section 9.02(g) or is on terms reasonably satisfactory to the Administrative Agent and (B) any such Permitted Refinancing Debt constituting Second Lien Obligations is subject to a Customary Intercreditor Agreement; and

(n) other additional Debt and any Permitted Refinancing Debt in respect thereof, provided that no additional Debt may be incurred under this Section 9.02(n) if, at the time of incurrence, the sum of (i) the principal amount of any Debt to be incurred plus (ii) the aggregate principal amount of Debt incurred pursuant to this Section 9.02(n) outstanding at the time of such new incurrence exceeds (after giving effect to the use of proceeds thereof) the greater of $50,000,000 and seven percent (7.0%) of Consolidated Net Tangible Assets (measured, subject to Section 1.06, as of the last day of most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01) plus any Permitted Refinancing Increase in respect of the foregoing Debt.

Section 9.03 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) (i) Liens securing the payment of any Indebtedness or pursuant to any Loan Document and (ii) Liens existing on the date hereof (provided that any such Lien securing obligations in excess of $1,000,000 individually or $5,000,000 in the aggregate shall only be permitted under this clause (ii) to the extent such Lien is listed on Schedule 9.03(a));

(b) Excepted Liens;

(c) Liens securing Capital Leases and purchase money Debt permitted by Section 9.02(c) but only on the Property subject to lease or being acquired (except for accessions and additions to such assets, replacements and products thereof and customary security deposits); provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates); provided further that such Liens attach concurrently with or within 270 days after the acquisition, lease, replacement, construction, expansion or improvement (as applicable) financed thereby;

(d) Liens on Property securing Second Lien Obligations and any guaranties thereof; provided that both immediately before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.13(c);

(e) (i) Liens securing any Permitted Refinancing Debt in respect of any Debt secured by any Lien permitted by this Section 9.03 and (ii) any subsequent Permitted Refinancing Debt of such Permitted Refinancing Debt; provided that, in each case, such new Lien shall be on the same type of Property that secured the original Lien, except for accessions and additions to such assets, replacements and products thereof and customary security deposits;

(f) additional Liens on property not constituting Borrowing Base Properties and/or Junior Liens on Collateral; provided that no such additional Liens may be granted under this Section 9.03(f) if, at the time of any such grant, the sum of (i) the outstanding principal amount of the obligations secured thereby plus (ii) the aggregate principal amount of other obligations secured by Liens permitted under this Section 9.03(f) outstanding at the time of the grant of such additional Lien exceeds (after giving effect to the use of proceeds thereof) the greater of $25,000,000 and three and a half percent (3.5%) of Consolidated Net Tangible Assets (measured, subject to Section 1.06, as of the last day of most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01) plus any Permitted Refinancing Increase in respect of Permitted Refinancing Debt relating to obligations that were secured pursuant to this Section 9.03(f); and

(g) Liens securing any Debt permitted by Section 9.02(h) (solely to the same extent that the Debt guaranteed by such Guarantees are permitted to be subject to a Lien hereunder).

Section 9.04 Dividends, Distributions and Redemptions.

(a) Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment to its Equity Interest holders, except:

(i) the Borrower and its Restricted Subsidiaries may declare and make dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock);

(ii) the Borrower or any of its Subsidiaries may make Restricted Payments contemplated by Section 9.09(c) or Section 9.09(d) or to redeem, acquire, retire or repurchase shares of Equity Interests of Holdings or the Borrower held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of Holdings or the Borrower and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of all cash paid in respect of all such Restricted Payments or Equity Interests so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $10,000,000 (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $5,000,000 in any calendar year plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Qualified Equity Interests to other present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements, but excluding proceeds constituting a Cure Amount or utilized pursuant to Section 9.04(c)(i)(A), provided further that cancellation of Debt owing to Holdings, the Borrower or any Restricted Subsidiary from members of management of Holdings, the Borrower or its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 9.04;

(iii) the Borrower may make Restricted Payments to pay fees and expenses (including franchise or similar taxes) required to maintain its (or any of its direct or indirect parents’) corporate existence or related to corporate overhead and customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(iv) Restricted Subsidiaries may declare and make dividends ratably with respect to their Equity Interests;

(v) the Borrower may make and pay Restricted Payments to allow Holdings to pay fees and expenses to unaffiliated third parties that are due and payable within thirty (30) days related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction benefitting the Loan Parties permitted by this Agreement, whether or not consummated;

(vi) Restricted Payments, so long as, with respect to any such Restricted Payment, the Specified Restricted Payment Test will be satisfied at the time of such Restricted Payment; and

(vii) dividends or distributions the proceeds of which shall be used by any direct or indirect parent of the Borrower that is the common parent of an affiliated group of corporations filing a consolidated return of which the Borrower is a member to pay any income Taxes of such affiliated group, provided that the amount of any dividends or distributions received by such direct or indirect parent pursuant to this clause (vii) for a taxable period shall not exceed the amount of Taxes that the Borrower would have paid for such period if it were a standalone taxpayer or the parent of a standalone group that includes its Subsidiaries and the receipt by the Borrower of Tax benefits shall be no less than they would have been had the Borrower been a standalone taxpayer or the parent of a standalone group that included its Subsidiaries.

(b) Repayment of Capital Debt; Amendment of terms of Capital Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is one (1) year after the Maturity Date: (i) call, make or offer to make any Redemption of or otherwise Redeem (whether in whole or in part) any Capital Debt or any Permitted Refinancing Debt in respect thereof (or any subsequent Permitted Refinancing Debt of Permitted Refinancing Debt); provided that this clause (i) shall not prohibit (A) the cashless conversion of any convertible Capital Debt into common Equity Interests of the Borrower or (B) Redemptions, so long as, with respect to any such Redemption, the Specified Restricted Payment Test will be satisfied at the time of such Redemption or such Redemption is made pursuant to a permitted Refinancing of such Capital Debt pursuant to Section 9.02(g) or 9.02(m); or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Capital Debt if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, unless the Borrower could incur such Capital Debt with the revised terms at such time pursuant to Section 9.02(g), (B) the effect thereof would cause such Capital Debt to no longer be permitted under Section 9.02(g) or (C) such action requires the payment of a consent fee (howsoever described), provided that the foregoing shall not prohibit (1) the correction of defects, ambiguities or deficiencies which, if implemented when such Capital Debt was incurred, would have been permitted hereunder or (2) the execution of supplemental documents associated with the incurrence of additional Capital Debt to the extent permitted by Section 9.02(g).

(c) Redemption of Permitted Notes and Second Lien Obligations; Amendment of Permitted Note Documents and Second Lien Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(i) prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Permitted Notes or any Second Lien Obligations; provided that the Borrower may optionally prepay the Permitted Notes or any Second Lien Obligations (A) with (1) the net cash proceeds of any cash from a capital contribution or the net cash proceeds of any incurrence of any Capital Debt permitted to be incurred pursuant to Section 9.02(g) or Section 9.02(m) or any issuance of Equity Interests (other than Disqualified Capital Stock) so long as no Event of Default has occurred and is continuing or would occur as a result of such Redemption or (2) the net cash proceeds of any Debt permitted to be incurred hereunder (other than Debt incurred pursuant to this Agreement), (B) by converting or exchanging such Permitted Notes or Second Lien Obligations into Equity Interests (other than Disqualified Capital Stock) of the Borrower, (C) if the Specified Restricted Payment Test will be satisfied at the time of such Redemption or (D) in connection any “amend and extend” or repricing transactions (on terms consistent with and no more restrictive than those in the definition of “Permitted Refinancing Debt”) in respect of the Permitted Notes and the Second Lien Obligations.

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Note Document or Second Lien Document if the effect thereof would be to shorten its maturity or average life or increase the amount of any cash payment of principal thereof or increase the interest rate to the extent payable in cash or shorten any period for payment of interest thereon, unless the Borrower could incur Permitted Notes or Second Lien Obligations with the revised terms at such time pursuant to Section 9.02; provided that the foregoing shall not prohibit the correction of defects, ambiguities or deficiencies which can be adopted without consent of all or any portion of the holders of the Permitted Notes or Second Lien Obligations or which, if implemented when such Permitted Notes or Second Lien Obligations were incurred, would have been permitted hereunder.

Section 9.04 shall not restrict the payment of any dividend or distribution or the Redemption within 60 days after the date of declaration of the dividend or distribution or giving of the Redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or Redemption payment would have complied with the provisions of Section 9.04.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments outstanding on the date hereof (provided that any such Investment in excess of $1,000,000 individually or $5,000,000 in the aggregate shall only be permitted under this clause (a) to the extent such Investment is listed on Schedule 9.05 or Schedule 7.12);

(b) accounts or notes receivable arising from the grant of trade credit in the ordinary course of business;

(c) (i) Investments in assets that constituted Cash Equivalents at the time such Investments were made and (ii) pledges and deposits of cash earnest money and endorsements of negotiable instruments in connection with transactions otherwise permitted by Section 9.05;

(d) Investments (i) made by a Loan Party in the Borrower or any Subsidiary Guarantor, (ii) made by a Subsidiary that is not a Guarantor in a Loan Party (other than Holdings) and its Subsidiaries and (iii) made by a Loan Party in a Subsidiary that is not a Guarantor or Holdings; provided that the amount of any such Investment under Section 9.05(d)(iii) at the time such Investment is made, when combined with each other such Investment made pursuant to this Section 9.05(d), shall not exceed the sum of (A) the greater of $25,000,000 and 3.5% of Consolidated Net Tangible Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date), (B) the Available Amount at such time and (C) any portion of the Available Amount previously used to make an Investment pursuant to this Section 9.05(d);

(e) subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $10,000,000;

(f) Investments in direct ownership interests in additional Oil and Gas Properties, related Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(g) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (in each case, in compliance with applicable law in all material respects, including Section 402 of the Sarbanes Oxley Act of 2002) (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof); provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to any Loan Party in cash) or (iii) in the ordinary course of business, in an aggregate principal amount at any time for all amounts incurred under this Section 9.05(g) outstanding not to exceed $10,000,000;

(h) Investments in stock, obligations or securities received in settlement of debts owing to the Borrower or any Restricted Subsidiary received as satisfaction or potential satisfaction of such debts or as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $10,000,000;

(i) One or more substantially contemporaneous Investments in Equity Interests or purchase of substantially all of the assets of any Person owning Oil and Gas Properties which, after giving effect to such Investments, will be a Wholly-Owned Restricted Subsidiary and a Guarantor or will be merged into or with a Wholly-Owned Restricted Subsidiary that is a Guarantor; provided that (i) such Person complies with the requirements of Section 8.13, (ii) no Default or Event of Default would result from such Person becoming a Guarantor and (iii) the Borrower shall have furnished to the Administrative Agent, not less than five (5) Business Days prior written notice of its intent to make such an Investment;

(j) Investments arising out of transactions permitted under Sections 9.03, 9.04 or 9.08; and

(k) other Investments; provided that (i) immediately after giving effect to the making of any such Investment on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing or would immediately occur as a result of such Investment and (B) Liquidity is not less than 10.0% of the then effective Borrowing Base or (ii) the Fair Market Value of any such Investment at the time such Investment is made (as determined by the Borrower acting in good faith), when combined with each other such Investment made pursuant to this Section 9.05(k)(ii), shall not exceed in the aggregate at any time the sum of (A) $10,000,000 plus (B) the Available Amount plus (C) any portion of the Available Amount previously used to make an Investment pursuant to this Section 9.05(k)(ii).

Section 9.06 Nature of Business; International Operations. The Borrower and its Restricted Subsidiaries, taken as a whole, will not materially change the character of their business as an independent oil and gas exploration and production company and business ancillary or reasonably related thereto or a reasonable extension thereof. After the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States, except with respect to the continuation of any businesses acquired pursuant to the Contribution and Merger.

Section 9.07 Mergers, Etc. Neither the Borrower nor any of its Restricted Subsidiaries will merge into or with or consolidate with any other Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Property, taken as a whole, to any other Person, except that:

(a) any Subsidiary may merge or consolidate with:

(i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or

(ii) any one or more other Subsidiaries, provided that (A) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person is designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary and (B) when any Guarantor is merging with any other Subsidiary, (1) the continuing or surviving Person shall be, or substantially concurrently therewith become, a Guarantor or (2) the transaction must be permitted as an Investment under Section 9.05;

provided that in the event such Subsidiary merging into the Borrower and one or more other Subsidiaries is an Unrestricted Subsidiary, such Subsidiary must be able to be designated as a Restricted Subsidiary pursuant to the proviso of Section 8.16(c) at the time of such merger or consolidation.

(b)

(i) any Restricted Subsidiary may merge or consolidate with any other Person that is not the Borrower or a Subsidiary in a transaction in which such Restricted Subsidiary is the surviving or continuing Person in connection with an Investment permitted under Section 9.05; or

(ii) the Borrower may merge or consolidate with any other Person that is not a Subsidiary in a transaction in which the Borrower is the surviving or continuing Person in connection with an Investment permitted under Section 9.05; provided, that the Borrower may not, in any event, be organized in any jurisdiction other than the United States of America, any State thereof or the District of Columbia; or

(iii) the Borrower may merge or consolidate with an Affiliate solely for the purpose of (A) reincorporating the Borrower in another jurisdiction; and/or (B) creating a holding company above it that is the direct parent of Borrower and which is organized in any State of the United States of America or the District of Columbia; provided that, (1) concurrently with any such event, such holding company shall guarantee the Indebtedness and pledge its Equity Interests in the Borrower; however such guarantee and pledge shall not be required if such actions are not permitted under the Second Lien Documents in respect of the Existing Second Lien Facility or are subject to a consent from the lenders thereunder which cannot be obtained; provided further that, in case of clause (A) and clause (B), the Borrower may not, in any event, be organized in or merge with a surviving Person that is organized in, any jurisdiction other than the United States of America, any State thereof or the District of Columbia ; or

(iv) the Borrower may merge or consolidate with any other Person that is not a Subsidiary in a transaction where the Borrower is not the surviving or continuing Person in connection with an Investment permitted under Section 9.05 if (A) the surviving Person is organized in the United States of America, any State thereof or the District of Columbia (such surviving Person, the “Successor Borrower”), (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) no Borrowing Base Deficiency or Event of Default has occurred and is continuing at the date of such merger or consolidation or would immediately result from such consummation of such merger or consolidation, (D) the Successor Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant after giving effect to such merger, amalgamation or consolidation, (E) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guaranty and Pledge Agreement confirmed that its guarantee thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (G) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (H) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Loan Documents preserve the enforceability of the guarantee under the Guaranty and Pledge Agreement and the perfection and priority of the Liens under the Security Documents, and (I) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document (it being understood that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement).

(c) any Restricted Subsidiary may Dispose of all or substantially all of its Property (upon voluntary liquidation or otherwise) to Holdings, the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary or is otherwise permitted under Section 9.05) and (ii) if the transferor is a Loan Party, then (A) the transferee must either be the Borrower or be a Subsidiary Guarantor or substantially concurrently with such Disposition become a Subsidiary Guarantor or (B) the Disposition must be permitted as an Investment under Section 9.05;

(d) the Borrower and the Restricted Subsidiaries may Dispose of Property to any Person (other than a Subsidiary) that is permitted pursuant to Section 9.08;

(e) any Restricted Subsidiary may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) to the extent such Restricted Subsidiary is a Loan Party, any assets of such Restricted Subsidiary not otherwise transferred or Disposed of in accordance with Section 9.05 or Section 9.08, such assets shall be transferred to the Borrower or a Subsidiary Guarantor after giving effect to such liquidation or dissolution; and

(f) the Borrower and its Restricted Subsidiaries may consummate the Transactions.

Section 9.08 Disposition of Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer (each of the foregoing, a “Disposition”) any Property except:

(a) Dispositions of Hydrocarbons, inventory and other goods held for sale in the ordinary course of business;

(b) (i) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and (ii) Oil and Gas Properties that are not Borrowing Base Properties and other assets not included in the Borrowing Base;

(c) Dispositions of (i) equipment, vehicles and immaterial assets (other than accounts receivable or Borrowing Base Properties) that are no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment, vehicles and other assets of at least comparable value and use and (ii) Cash Equivalents;

(d) Dispositions (including (x) Casualty Events (without regard to the amount thereof) or in connection with any condemnation proceeding and (y) Dispositions to Unrestricted Subsidiaries) of any Borrowing Base Properties of the Borrower or any Restricted Subsidiary or any interest therein or the Equity Interests of any Person owning Borrowing Base Properties; provided that (i) the consideration received from such Disposition shall comprise at least 75% cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than Fair Market Value (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying such determination), (iii) if such Disposition is of a Restricted Subsidiary owning Borrowing Base Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary and (iv) if such Dispositions of Borrowing Base Properties or Equity Interests of any Person owning Borrowing Base Properties could reasonably be expected to result in a Borrowing Base reduction pursuant to Section 2.08(b), then no later than two (2) Business Days prior to the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.08(b);

(e) the Borrower and the Restricted Subsidiaries may Dispose of Property or assets to the Borrower or to another Subsidiary; provided that

(i) subject to clause (ii) below, if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary or is otherwise permitted under Section 9.05);

(ii) if the transferor is a Loan Party, then (A) the transferee must either be the Borrower or be a Subsidiary Guarantor or substantially concurrently with such Disposition become a Subsidiary Guarantor or (B) the Disposition must be permitted as an Investment in an Unrestricted Subsidiary or otherwise be permitted under Section 9.05; and

(iii) any Disposition of Borrowing Base Properties to any Person other than the Borrower or a Subsidiary Guarantor shall also be subject to, and constitute a Disposition regulated by Section 9.08(d);

(f) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property (other than Oil and Gas Properties) in the ordinary course of business;

(g) transfers of Property subject to a Casualty Event or in connection with any other Casualty Event or condemnation proceeding with respect to Property of the Borrower or any Restricted Subsidiary;

(h) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof (other than in connection with a securitization or factoring financing transaction) or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding (pursuant to and in accordance with the terms hereof);

(i) the unwinding of any Swap Agreement;

(j) Liens permitted under Section 9.03;

(k) Restricted Payments permitted under Section 9.04 and transactions permitted by Section 9.05 (other than the intercompany transactions (which, for avoidance of doubt, are addressed in Section 9.08(e))) and Section 9.07 (other than Section 9.07(d)); provided that, notwithstanding the foregoing, any Disposition of Borrowing Base Properties to any Person other than the Borrower or a Subsidiary Guarantor shall also be subject to, and constitute a Disposition regulated by, Section 9.08(d); and

(l) Dispositions made to joint ventures in which the Borrower and/or its Restricted Subsidiaries own an Equity Interests; provided that (i) any such joint venture is a permitted Investment under Section 9.05, (ii) immediately prior and after giving effect to any such Disposition, (A) no Borrowing Base Deficiency shall have occurred or be continuing and (B) the Liquidity Test shall be satisfied and (iii) no later than two (2) Business Days prior to the date of consummation of a Disposition of Borrowing Base Properties or Equity Interests of a Person owning Borrowing Base Properties, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.08(b).

Section 9.09 Transactions with Affiliates. Except as otherwise disclosed on Schedule 9.09 and for Capital Debt otherwise permitted under this Agreement, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Restricted Subsidiary of the Borrower or any entity that becomes a Restricted Subsidiary as a result of such transaction) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) any amendments to the transaction set forth on Schedule 9.09 or arrangement similar thereto to the extent such an amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(b) transactions permitted under Section 9.04, Section 9.05 and Section 9.08;

(c) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or Holdings) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or Holdings);

(d) any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(e) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; and

(f) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

Section 9.10 Subsidiaries. Except to the extent set forth on Schedule 7.12 or in connection with the continuation of any businesses acquired pursuant to the Contribution and Merger, the Borrower shall have no Foreign Subsidiaries.

Section 9.11 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Contractual Requirement (other than this Agreement, the Security Instruments, the Second Lien Documents, Permitted Notes Documents, Capital Leases or purchase money Debt and any Permitted Refinancing Debt in respect of the foregoing) which in any way (x) prohibits the granting, conveying, creation or imposition of a Lien on any of its Properties in favor of the Administrative Agent for the benefit of the Lenders or (y) prohibits any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor or which requires the consent of or notice to other Persons in connection therewith unless the Borrower determines in good faith when entering into such Contractual Requirement that it would not materially hinder the Borrower’s ability to meet its obligations under this Agreement; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 9.11) are listed on Schedule 9.11 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Debt, are set forth in any agreement evidencing any Permitted Refinancing Debt incurred to Refinance such Debt so long as such Permitted Refinancing Debt does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower or becoming binding on the Borrower or a Restricted Subsidiary as a result of a merger or consolidation, acquisition of assets or any Subsidiary Redesignation, so long as, in each case, such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) arise in connection with a Disposition permitted by Section 9.08 with respect to Property related to such Disposition;

(d) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(e) are imposed by Governmental Requirements.

Section 9.12 Gas Imbalances, Take-or-Pay or Other Prepayments. Except (a) as set forth on Schedule 7.16 or (b) thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report Certificate, the Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 9.13 Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date that the latest Swap Agreement is entered into, (A)(1) for the period 1 to 24 months after such date of execution, one hundred percent (100%) of the Current Production for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, (2) for the period 25 to 36 months after such date of execution, seventy-five percent (75%) of the Current Production for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and (3) for the period 37 to 60 months after such date of execution, fifty percent (50%) of the Current Production for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, in each case, such percentage of Current Production as forecast based on the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 8.11 (the “Ongoing Swaps”); provided, that the Borrower may purchase puts and floors the notional volumes for which exceed the foregoing percentage limitations (but which do not exceed one hundred percent (100%) of the Current Production for the relevant calendar year); provided further, that the Borrower may update any such forecast by providing the Administrative Agent additional information reasonably satisfactory to the Administrative Agent reflecting new reasonably anticipated Hydrocarbon production from new wells or other production improvements (such information, a “Production Forecast Update”);

(b) in connection with a proposed Permitted Acquisition (a “Proposed Acquisition”) and in addition to the Ongoing Swaps, Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (exclusive of puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed fifteen percent (15%) of the reasonably anticipated Hydrocarbon production from the Borrower and its Restricted Subsidiaries’ total Proved Reserves prior to the consummation of the Proposed Acquisition, as forecast based on the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 8.11, which forecast may be updated pursuant to a Production Forecast Update, for a period not exceeding thirty-six (36) months from the most recent date any such Swap Agreement was entered into (the “Acquisition Swap”); provided that such Acquisition Swaps shall only permitted under this clause (b) during the period from (i) the date on which the Borrower or such Restricted Subsidiary signs a definitive acquisition agreement in connection with a Proposed Acquisition to (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) 90 days after the date of execution of such definitive acquisition agreement (or such longer period as to which the Administrative Agent may agree) (it is understood, for avoidance of doubt, that the Acquisition Swaps may be permitted as Ongoing Swaps to the extent such Acquisition Swaps could be entered into under Section 9.13(a)); provided further that, to the extent not otherwise permitted pursuant to Section 9.13(a), all such Acquisition Swaps entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date of termination of such Proposed Acquisition (it being understood that any such termination or unwind shall not result in a Borrowing Base reduction pursuant to Section 2.08(c));

(c) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. While continuing, one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate (or other document containing a certification from a Loan Party or a Responsible Officer thereof) delivered pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(k), Section 8.02(a), Section 8.03 (solely with respect to the maintenance of the Borrower’s existence) or in Article IX; provided that a Default as a result of a breach of Section 9.01(a) (a “Financial Covenant Default”) is subject to the provisions and Cure Right set forth in Section 10.03;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Material Indebtedness;

(g) any event or condition exists that results in any Material Indebtedness of the Borrower or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice and any applicable grace periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or an event or condition requires the Borrower or any Material Subsidiary to make an offer in respect thereof; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or their debt, or of a substantial part of their assets, under any Federal, state (or, in the case of a Foreign Subsidiary which is a Material Subsidiary, applicable foreign) bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding, petition or appointment shall continue undismissed or stayed for sixty (60) days or an order for relief approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state (or, in the case of a Foreign Subsidiary which is a Material Subsidiary, applicable foreign) bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (iv) make a general assignment for the benefit of creditors;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of the greater of $25,000,000 or five percent (5%) of the then effective Borrowing Base (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and such judgment shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days;

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except, in each case, to the extent permitted by the terms of the Loan Documents, or the Borrower or any other Loan Party shall so state in writing;

(m) a Change in Control shall occur; or

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 10.02 Remedies.

(a) In the case of an Event of Default, other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(k)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and, in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(k)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders and the Issuing Banks;

(iii) third, pro rata to payment of accrued interest on the Loans and LC Disbursements;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and payment of Secured Swap Obligations and Secured Cash Management Obligations;

(v) fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;

(vi) sixth, pro rata to any other Indebtedness; and

(vii) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03 Equity Cure.

(a) Financial Performance Covenant Cure Right. Notwithstanding anything to the contrary contained in Article X hereof or in any Loan Document, in the event that the Borrower fails to comply with the Financial Performance Covenant, (i) the Borrower shall be permitted on or prior to the 10th day following the date the certificate calculating compliance with the Financial Performance Covenant for the relevant Test Period is required to be delivered pursuant to Section 8.01(c) (the “Cure Deadline”), to cure such failure to comply by receiving cash contributions to its equity capital or cash proceeds from an issuance of Qualified Equity Interests as a cash capital contribution (collectively, the “Cure Right”), and (ii) upon receipt by the Borrower of such cash proceeds (such cash amount used to cure a Financial Covenant Default, the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated by increasing EBITDA by the Cure Amount (and such increase to EBITDA shall be taken into account in subsequent Test Periods that include the fiscal quarter with respect to which the Cure Right was exercised); provided that EBITDA shall not be increased by more than the amount necessary for the Borrower to be in compliance with the Financial Performance Covenant.

(b) Treatment of Cure Amount. There shall be no pro forma reduction in Consolidated First Lien Secured Debt with the Cure Amount for purposes of determining compliance with Section 9.01(a) for the fiscal quarter with respect to which such Cure Right was exercised. The parties hereby acknowledge that this Section 10.03 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 9.01(a) and shall not result in any adjustment to any baskets or other amounts other than the amount of the EBITDA for the purpose of Section 9.01(a).

(c) Cure of Financial Covenant Default. If a Financial Covenant Default has occurred and is continuing and if, after giving effect to the recalculation of the Financial Performance Covenant pursuant to this Section 10.03, the Borrower is in compliance with the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the Financial Covenant Default shall be deemed cured for the purposes of this Agreement.

(d) Limitations on Exercise of Cure Right. (i) In each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement (provided that, if the Borrower exercises its Cure Right prior to the date financial statements are required to be delivered for a relevant fiscal quarter and the Cure Amount associated therewith is insufficient to cure a Financial Covenant Default with respect to such quarter, any subsequent exercise of a Cure Right prior to the Cure Deadline to ‘top-up’ such Cure Amount shall not count as an additional exercise of the Cure Right).

(e) Exercise of Remedies. Upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise a Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies on the basis of a failure to comply with the requirements of the Financial Performance Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline; it is understood, for the avoidance of doubt, (i) that the Cure Right shall not affect, in any way, the rights and remedies of the Lenders, the Administrative Agent or the Issuing Banks with respect to any other Default or Event of Default and (ii) none of the Lenders or the Issuing Banks shall be required to make Loans in respect of a Borrowing or issue, renew or extend any Letters of Credit during the 10 day period referred to above, unless the Borrower shall have received the Cure Amount and the failure to comply with the Financial Covenant has been cured pursuant to the exercise of the Cure Right.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any Subsidiaries of the Borrower or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or Issuing Bank prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lender, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including its own ordinary negligence, except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Banks hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of Article XI shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, any Administrative Agent may resign at any time upon thirty (30) days written notice by notifying the Lenders, the Issuing Bank and the Borrower. The Administrative Agent may be removed at any time with or without cause at the reasonable request of the Majority Lenders and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right, subject to the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Majority Lenders (with the consent of the Borrower) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. It is understood that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders and the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent as Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity, but not sub-agents of such Person.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party or any Subsidiaries of the Borrower of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Loan Party or any Subsidiaries of the

Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Loan Party or any Subsidiaries of the Borrower which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the any Loan Party or any of the Subsidiaries of the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Banks and the Administrative Agent under Section 2.09, Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Guarantors, Collateral and Liens. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to release (a) any Guarantor from the Guaranty and Pledge Agreement pursuant to a transaction permitted hereunder or pursuant to the terms hereof and (b) any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of a Guarantor, Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property in accordance with Section 12.16 or as otherwise authorized under the Loan Documents. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Pledge Agreement pursuant to Section 12.16.

Section 11.11 The Arrangers, Syndication Agent and Co-Documentation Agents. The Arrangers, Syndication Agent and Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as the Administrative Agent or a Lender hereunder.

Section 11.12 Intercreditor Agreement. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to (a) enter into, join or otherwise become party to (i) the Intercreditor Agreement and (ii) any Customary Intercreditor Agreement on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable intercreditor agreement and (b) provide any consent required under Section 5.03(a) of the Existing Intercreditor Agreement in order to effectuate any transaction if such transaction is permitted pursuant to this Agreement. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Administrative Agent, or any such successor, shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Instruments, any such intercreditor agreement and any additional and replacement intercreditor agreements, in each case, in order to effect the subordination of, and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to the Indebtedness, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Indebtedness and the holders of the Debt secured by such Liens junior to the Indebtedness. In addition, the Administrative Agent, or any successor, is authorized and is hereby directed by each Lender to, at the request of the Borrower, enter into a new intercreditor agreement or make amendments to the Intercreditor Agreement which are substantially consistent and in the form of Exhibit L.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 12.01 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified set forth in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 12.01 (or subsequently identified in writing to the Administrative Agent) or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Any party hereto may change its address, email address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 12.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in Section 2.10(c), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders and acknowledged by the Administrative Agent or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Maximum Credit Amount or Commitment of any Lender without the written consent of such Lender (including in connection with any increase to the Borrowing Base);

(ii) increase the Borrowing Base without the written consent of all of the Lenders or decrease or maintain the Borrowing Base without the consent of the Required Lenders; provided that, for avoidance of doubt, a Scheduled Redetermination (without prejudice to matters at the discretion of the Administrative Agent and/or the Borrower, the other procedural steps associated therewith) and the delivery of a Reserve Report may be postponed by the Majority Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust the Borrowing Base or the amount of such adjustment pursuant to the Borrowing Base Adjustment Provisions in connection with the occurrence of a relevant event giving rise to such right shall require (A) in the case of the Borrowing Base Adjustment Provisions set forth in clause (a) of the definition thereof, the consent of the Required Lenders and (B) otherwise, the consent of the Majority Lenders;

(iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender adversely affected thereby; provided that only the consent of the Majority Lenders shall be necessary to waive or postpone any obligation of the Borrower to pay interest at the default rate under, or amend, Section 3.02(c);

(iv) subject to Section 12.02(b)(ii), postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender adversely affected thereby;

(v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby; provided that the Loan Documents may be amended with the consent of the Majority Lenders in order to modify any provision relating to pro rata payments or sharing of payments among the Lenders in connection with any Permitted Extension Amendment;

(vi) waive or amend Section 10.02(c) or Section 12.13 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, or “Subsidiary”, without the written consent of each Lender; provided that any waiver or amendment to Section 10.02(c), to Section 12.13 or to this proviso in this Section 12.02(b)(vi), or any amendment or modification to any Security Instrument that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or any amendment or other change to the definition of the terms “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party,” shall also require the written consent of each Secured Swap Party adversely affected thereby;

(vii) release substantially all of the Guarantors or Collateral (except as permitted by the Loan Documents) or reduce the percentage set forth in Section 8.13(a) to less than 80% without the consent of each Lender;

(viii) waive or amend Section 3.04(c) without the written consent of the Required Lenders;

(ix) change any of the provisions of Section 12.02(b) or the definitions of “Borrowing Base”, “Majority Lenders”, “Required Lenders” or “Super-Majority Lenders” or reduce the voting rights of any Lender, without the written consent of each Lender adversely affected; and

(x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or any Issuing Bank, as the case may be.

For the avoidance of doubt, amendments and waivers of the First Lien Secured Leverage Ratio (or any of financial definitions used to determine the First Lien Secured Leverage Ratio) shall only require the consent of the Majority Lenders.

(c) Notwithstanding anything to the contrary in any Loan Document, the Intercreditor Agreement and any Security Instruments or related documents executed by the Borrower and its Restricted Subsidiaries in connection with this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to cause such documents to be consistent with this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent, without the consent of any Lender, shall be permitted to enter into any amendments, waivers, modifications or supplements to the Intercreditor Agreement or any Customary Intercreditor Agreement, at the request of the Borrower, if the Administrative Agent would have been permitted hereunder to enter into a new Customary Intercreditor Agreement, which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.

(e) Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders (including pursuant to Section 2.10(b)(vi), Section 9.02(k) and the definition of Permitted Extension Amendments), (iii) make administrative or operational changes not adverse to any Lender or (iv) adhere to any local Governmental Requirement or advice of local counsel.

(f) Notwithstanding anything in the Loan Documents to the contrary, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Maximum Credit Amount and Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, where such Defaulting Lender is an affected Lender, shall require the consent of such Defaulting Lender (it is understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmations of the amount of the Borrowing Base) and (ii) if any Person who is a Prohibited Lender becomes a Lender or a Participant despite the prohibitions on such occurrence in the Loan Documents, such Person shall have no right to approve or disapprove any amendment, waiver or consent hereunder.

(g) Notwithstanding anything in the Loan Documents to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders to make one or more Permitted Extension Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Extension Amendments and (ii) the date on which responses from the applicable Lenders in respect of such Permitted Extension Amendment are required to be received (which shall not be less than three (3) Business Days after the date of such notice). Only those Lenders that consent to such Permitted Extension Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to the benefits provided thereby, which shall have effect notwithstanding the pro rata sharing provisions of Section 4.01 (and for the avoidance of doubt, no Lender shall be required to consent to any Permitted Extension Amendment (and any decision whether to become an Accepting Lender shall be made in such Lender’s sole and absolute discretion)). The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Extension Amendments and the terms and conditions thereof (for the avoidance of doubt, each of the parties hereto hereby agrees that the Borrower may undertake such transactions without the consent of any Lender who is not party to such Permitted Extension Amendment or Incremental Increase). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Extension Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Extension Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms and provisions of the Permitted Extension Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement or as contemplated by the Permitted Extension Amendment).

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower agrees (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, each Issuing Bank and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution, performance and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, but excluding allocated costs of in-house counsel, where counsel shall be limited to Paul Hastings LLP and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Administrative Agent, the Issuing Banks or the Lenders, taken as a whole, or, with the Borrower’s consent (not to be unreasonably withheld or delayed), other counsel) and (ii) from and after the Closing Date, to pay or reimburse the Administrative Agent, each Issuing Bank, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any enforcement or bankruptcy proceeding, and including all respective Attorney Costs (but not allocated costs of in-house counsel) which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Lenders and the Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Administrative Agent, the Issuing Banks or the Lenders taken as a whole (or, with the Borrower’s consent (not to be unreasonably withheld or delayed), other counsel). The foregoing costs and expenses shall include all reasonable search, filing and recording charges and fees related thereto, and other related reasonable and documented out-of-pocket expenses incurred by the Administrative Agent. The agreements in this Section 12.03(a) shall survive the termination of the Commitments and repayment of all other Indebtedness. All amounts due under this Section 12.03(a) shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request. If any Loan

Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. This Section 12.03(a) shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim.

(b) The Borrower shall indemnify and hold harmless the Administrative Agent, each Arranger, the Syndication Agent, each Co-Documentation Agent, each Issuing Bank, each Lender (except in the case of any Person who is a Prohibited Lender and becomes a Lender despite the prohibitions on such occurrence in the Loan Documents) and each of their respective Affiliates, and each of the officers, directors, employees, members and agents of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Indemnitees, and solely in the case of an actual or perceived conflict of interest where the Indemnitee(s) affected by such conflict notifies you of the existence of such conflict and thereafter retain another firm of counsel for each group of similarly situated affected Indemnitees, one additional counsel in each relevant jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) to the extent relating to the foregoing, in each case, any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary or any Loan Party’s or Subsidiary’s violation of, or non-compliance with, any Environmental Laws or (iv) any actual or prospective claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, and in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of an Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees or agents (in the case of an agent, to the extent that such agent acted on behalf of, or at the express instruction of, such Indemnitee), as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or its or their respective directors, officers, employees, members or agents, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Issuing Bank or Arranger under any Facility). No Indemnitee or Loan Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any other Loan Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 12.03(b) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 12.03(b).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arrangers or Issuing Banks under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Arrangers or any Issuing Bank, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arrangers or Issuing Banks in its capacity as such.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); provided that the foregoing shall not prohibit a merger or consolidation by the Borrower with another Person that is permitted hereunder, (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04, (iii) no Lender may assign to the Borrower or to an Affiliate of the Borrower all or any portion of such Lender’s rights and obligations under the Agreement or all or any portion of its Commitments or the Loans owing to it hereunder and (iv) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Person that is at such time a Defaulting Lender or a natural person.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund immediately prior to giving effect to such assignment or, if a Payment or Bankruptcy Event of Default has occurred and is continuing, to any other assignee; and

(B) the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and shall be in increments of $1,000,000 in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment may be made to a Prohibited Lender without the Borrower’s prior written consent.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, any Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b). Prior to such recording, the Borrower and the Administrative Agent may continue to deal solely and directly with the assigning Lender.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Governmental Requirements without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) sales of participations to any Prohibited Lenders shall be prohibited (provided that the Administrative Agent shall have no responsibility for monitoring or enforcing the prohibition on participations to Prohibited Lenders set forth in this clause (A)), (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent, any Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement (and for the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.03(c) without regard to the existence of any participation). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent that such amendment, consent or waiver would require unanimous consent of the Lenders (other than any increase to the Borrowing Base). In addition, such agreement must provide that the Participant be bound by the provisions of

Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining the Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01, Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if such Participant after the sale would result in materially increased obligations to the Borrower or any Guarantors at such time under Section 5.01 and/or Section 5.03. A Participant shall be entitled to the benefits of Section 5.03 subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) Notwithstanding any other provision in this Agreement, Prohibited Lenders will not receive, and are not entitled to receive, information provided by the Administrative Agent, any Lender or the Borrower or any Restricted Subsidiary and will not be permitted to attend or participate in meetings or conference calls in connection with this Agreement, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Article II.

(g) Notwithstanding anything to the contrary contained herein, if at any time an Issuing Bank assigns all of its Commitments and Loans pursuant to subsection (b) above, the Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the

Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the retiring Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the Issuing Bank. If an Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in LC Disbursements pursuant to Section 2.08(d)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 12.05 Survival; Revival; Reinstatement.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered in connection with or pursuant to this Agreement or any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Issuing Banks and the Lenders, regardless of any investigation made by any such party or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, Payment in Full or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by fax or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax or other electronic transmission.

(b) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Subject to any conflict provisions in the Intercreditor Agreement which relate to the relative rights among various classes of creditors, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of, or limitations upon, the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement; provided further that the terms of this Agreement are expressly subject to the limitations imposed under Section 5.3(b) of the Existing Intercreditor Agreement and the applicable terms of this Agreement shall be deemed to be modified so as to conform to the limitations imposed in such Section 5.3(b) and avoid any conflict therewith. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(c) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 12.04 (if applicable).

(d) Loan Documents may be signed electronically. The effectiveness of any such signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent, any Issuing Bank and the Lenders.

Section 12.07 Severability. If any provision of this Agreement or any other Loan Document is held to be invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Agreement and such other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, the Administrative Agent and their respective Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by the Administrative Agent, such Lender or Issuing Bank to or for the credit or the account of the

Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to the Administrative Agent, such Lender or Issuing Bank now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, such Lender or such Issuing Bank may have. Each Lender and each Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or Issuing Bank, as applicable; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY INSTRUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) if required in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement for purposes of evaluating whether to become an assignee or Participant, or any actual or prospective Additional Lender or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations for purposes of evaluating whether to become a Secured Swap Party, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower and its Affiliates and, to the Administrative Agent, Issuing Bank or Lender’s knowledge, such source was not subject to a confidentiality agreement with respect to such information. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Permitted Holders relating to Holdings or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-

confidential basis prior to disclosure by the Borrower or a Permitted Holder; provided that, in the case of information received from the Borrower or any Permitted Holder after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Indebtedness is accelerated by reason of an election of the holder thereof under this Agreement, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until Payment in Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 Collateral Matters; Swap Agreements. Except for as expressly set forth in Section 12.02(b)(vi), no Secured Swap Party or Secured Cash Management Bank shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligations or Secured Cash Management Obligations owed to it and the Administrative Agent shall have no responsibility for determining the value of any Secured Swap Obligations or Secured Cash Management Obligations.

Section 12.14 PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address and tax identification number of the Borrower and the Guarantors and other information regarding the Borrower and the Guarantors that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 12.15 Electronic Execution of Assignments. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.16 Release of Liens and Release from Guaranty and Pledge Agreement. Notwithstanding anything to the contrary in the Loan Documents (but subject to Section 8.13(c)):

(a) after Payment in Full, the Collateral shall be automatically released from any Liens created by the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Issuing Banks, the Lenders and each Loan Party under the Loan Documents shall terminate and each Guarantor shall be released from the Guaranty and Pledge Agreement, all without delivery of any instrument or performance of any act by any Person;

(b) the following Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any Person:

(i) upon a Disposition of Collateral (including the termination or expiration of a lease) to a Person other than another Loan Party, the Disposed of Collateral, to the extent such Disposition is made in compliance with the terms of this Agreement;

(ii) upon a permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary hereunder, the Collateral owned by such Unrestricted Subsidiary;

(iii) upon a release of the Collateral under and pursuant to the terms of each applicable Security Instrument, such Collateral;

(iv) upon a Subsidiary Guarantor no longer being a Subsidiary Guarantor by virtue of the definition thereof or a transaction permitted hereunder, the Collateral owned by such Subsidiary Guarantor; or

(v) upon a transaction permitted under Section 9.07(b), any releases necessary or desirable (as reasonably determined by the Administrative Agent and Borrower) to effectuate such transaction.

(c) a Guarantor shall be automatically released from the Guaranty and Pledge Agreement without delivery of any instrument or performance of any act by any Person (except with respect to Holdings):

(i) upon a permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary pursuant to the terms of this Agreement;

(ii) in respect of a Subsidiary Guarantor, upon such Subsidiary Guarantor no longer being a Subsidiary Guarantor by (A) virtue of the definition thereof or (B) a transaction permitted hereunder; or

(iii) upon the release of such Guarantor under and pursuant to the terms of the Guaranty and Pledge Agreement;

(d) In connection with any termination or release of Collateral from the Liens securing the Indebtedness or a release of a Guarantor from the Guaranty and Pledge Agreement, the Administrative Agent shall:

(i) in the case of termination or release of Collateral from the Liens securing the Indebtedness, (A) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgaged Property, a partial release substantially in the form of Exhibit M)) and (B) return to the Borrower, the Pledged Collateral (as defined in the Guaranty and Pledge Agreement) that is in the possession of the Administrative Agent and is the subject of such release (provided that, upon request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction has been or was consummated in compliance with the Loan Documents), and

(ii) in the case of a release of a Guarantor, execute and deliver a written release to evidence the release of the Guarantor promptly upon the request of the Borrower;

(e) any execution and delivery of documents by the Administrative Agent pursuant to this Section 12.16(e) shall be without recourse to or warranty by the Administrative Agent; and

(f) the relevant Loan Party shall be permitted to take any action in connection therewith consistent with such release including the filing of UCC termination statements.

Section 12.17 Flood Insurance Provisions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event is any “Building” (as defined in the applicable Flood Insurance Regulations) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulations) included in the definition of “Mortgaged Property” (as defined in any Loan Document) and no “Building” or “Manufactured (Mobile) Home” is hereby encumbered by this Agreement or any other Loan Document.

Section 12.18 No Advisor or Fiduciary Responsibility. In connection with all aspects of the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledge and agree, and acknowledge on behalf of its Restricted Subsidiaries, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent, each

Co-Documentation Agent, each Issuing Bank and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent, each Issuing Bank and the Lenders, on the other hand, (ii) the Borrower and each of the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Loan Party and (ii) neither the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent, each Issuing Bank nor any Lender has any obligation to the Borrower or any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent, each Issuing Bank and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties, and neither the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent, each Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Borrower or any other Loan Party. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent or any Lender with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of the Loan Documents.

Section 12.19 Swap Agreements under Existing Forest Credit Agreement. Each Lender party hereto on the Closing Date, for itself and on behalf of its applicable affiliates, as applicable, hereby acknowledges and agrees that any Hedging Obligations (as defined in the Existing Forest Credit Agreement) owed to each such Lender or its applicable affiliate, as applicable, shall cease to constitute outstanding Obligations (as defined in the Existing Forest Credit Agreement) for all purposes in connection with the Existing Forest Credit Agreement and each other Loan Document (as defined in the Existing Forest Credit Agreement) and shall, instead, constitute outstanding Secured Swap Obligations in connection with, and as defined in, this Agreement. JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Existing Forest Credit Agreement, shall be entitled to rely on the acknowledgment contained in this Section 12.19.

Section 12.20 Effect and Mechanics of Amendment and Restatement.

(a) This Agreement does not constitute a novation of the obligations and liabilities under the Existing Sabine Credit Agreement or evidence the termination of any such obligations and liabilities.

(b) Concurrently with the Closing Date,

(i) each “Commitment” outstanding under the Existing Sabine Credit Agreement shall be deemed to be continued under this Agreement and not novated; and

(ii) any existing letters of credit shall be deemed issued under this Agreement.

(c)

(i) Concurrently with the occurrence of the Closing Date, using the applicable portion of the proceeds of its initial borrowing request hereunder, the Borrower shall pay all the amounts that are outstanding under the Existing Sabine Credit Agreement.

(ii) Concurrently with the occurrence of the Closing Date,

(A)	the parties hereto and each Guarantor acknowledge and agree that the Liens created by the mortgages securing the Existing Sabine Credit Agreement and the Security Instruments (as defined in the Existing Sabine Credit Agreement) shall be carried forward and evidenced by the Security Instruments and have not been released or impaired in any way, and

(iii) For avoidance of doubt, after giving effect to the payments contemplated by Section 12.20(c)(i), all participations and other indebtedness, obligations and liabilities outstanding under the Existing Sabine Credit Agreement immediately prior to the Closing Date shall continue to constitute participations, and other indebtedness, obligations and liabilities under this Agreement.

(iv) It is the intent of the parties hereto that this Agreement amends, restates and supersedes in its entirety the Existing Sabine Credit Agreement and re-evidences the obligations of the Borrower and the Loan Parties outstanding thereunder.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	FOREST OIL CORPORATION

/s/ David Sambrooks
	Name:	David Sambrooks
	Title:	Chief Executive Officer

Signature Page

Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Lender

/s/ Brian Malone
	Name:	Brian Malone
	Title:	Managing Director

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	BARCLAYS BANK PLC, as a Lender

/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	Bank of America N.A., as a Lender

/s/ Bryan Heller
	Name:	Bryan Heller
	Title:	Director

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	Capital One, National Association, as a Lender

/s/ Mason McGurrin
	Name:	Mason McGurrin
	Title:	Managing Director

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	Citibank N.A., as a Lender

/s/ Jeff Ard
	Name:	Jeff Ard
	Title:	Vice President

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	Natixis, New York Branch, as a Lender

/s/ Stuart Murray
	Name:	Stuart Murray
	Title:	Managing Director

/s/ Leila Zomorrodian
	Name:	Leila Zomorrodian
	Title:	Vice President

Signature Page

Second Amended and Restated Credit Agreement

LENDERS:	UBS AG, STAMFORD BRANCH, as a Lender

/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

Signature Page

Second Amended and Restated Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Closing Date Commitment	Maximum Credit Amount
Wells Fargo Bank, National Association	25%	$250,000,000.00	$500,000,000.00
Barclays Bank PLC	25%	$250,000,000.00	$500,000,000.00
Bank of America, N.A.	10%	$100,000,000.00	$200,000,000.00
Capital One, National Association	10%	$100,000,000.00	$200,000,000.00
Citibank N.A.	10%	$100,000,000.00	$200,000,000.00
Natixis, New York Branch	10%	$100,000,000.00	$200,000,000.00
UBS AG, Stamford Branch	10%	$100,000,000.00	$200,000,000.00

TOTAL:	100.00%	$1,000,000,000.00	$2,000,000,000.00

Annex I – Page 1